                                                                  Exhibit 10.701
                                                                  EXECUTION COPY
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                                INVESTMENT AGREEMENT


                                       Among


                                CIBA-GEIGY LIMITED,
                                a Swiss corporation


                              CIBA-GEIGY CORPORATION,
                               a New York corporation


                           CIBA BIOTECH PARTNERSHIP, INC.
                               a Delaware corporation


                                        and


                                CHIRON CORPORATION,
                               a Delaware corporation


                           Dated as of November 20, 1994


--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

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                                                                            Page
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
                                      ARTICLE I

                 The Offer and the Transfer of Contributed Businesses

     SECTION 1.01.  The Offer. . . . . . . . . . . . . . . . . . . . . . . .  2
     SECTION 1.02.  Company Actions. . . . . . . . . . . . . . . . . . . . .  4
     SECTION 1.03.  Purchase and Sale of the Ciba Biocine Business and the
                      Diagnostics Shares . . . . . . . . . . . . . . . . . .  6
     SECTION 1.04.  Closing. . . . . . . . . . . . . . . . . . . . . . . . .  7

                                      ARTICLE II

                                Conditions to Closing

     SECTION 2.01.  Obligations of Ciba, CCorp and Holdings with respect to the Closing . . . . . . . . . . . . . . . . . . . .  9
     SECTION 2.02.  Obligations of the Company with respect to the
                      Closing. . . . . . . . . . . . . . . . . . . . . . . . 10

                                     ARTICLE III

                            Representations and Warranties

     SECTION 3.01.  Representations and Warranties of the Company. . . . . . 12
     SECTION 3.02.  Representations and Warranties of Ciba, CCorp and
                     Holdings. . . . . . . . . . . . . . . . . . . . . . . . 25
     SECTION 3.03.  Representations and Warranties of Ciba Relating to
                      Diagnostics. . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 3.04.  Representations and Warranties of Ciba and CCorp
                      Relating to Biocine. . . . . . . . . . . . . . . . . . 39
     SECTION 3.05.  Survival of Representations regarding Diagnostics. . . . 41
     SECTION 3.06.  Indemnification by Ciba with regard to Diagnostics
                      Representations. . . . . . . . . . . . . . . . . . . . 41
     SECTION 3.07.  Indemnification Procedures . . . . . . . . . . . . . . . 42
     SECTION 3.08.  Tax Indemnity regarding Diagnostics. . . . . . . . . . . 43

                                      ARTICLE IV

                      Covenants Relating to Conduct of Business
                            of the Company and Diagnostics

     SECTION 4.01.  Conduct of Business. . . . . . . . . . . . . . . . . . . 44
     SECTION 4.02.  No Solicitation. . . . . . . . . . . . . . . . . . . . . 50


                                         (i)

     SECTION 5.01.  Consolidation. . . . . . . . . . . . . . . . . . . . . . 54
     SECTION 5.02.  Access to Information; Confidentiality . . . . . . . . . 54
     SECTION 5.03.  Reasonable Efforts; Notification . . . . . . . . . . . . 55
     SECTION 5.04.  Rights Agreement . . . . . . . . . . . . . . . . . . . . 56
     SECTION 5.05.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . 56
     SECTION 5.06.  Public Announcements . . . . . . . . . . . . . . . . . . 58
     SECTION 5.07.  Stockholder Litigation . . . . . . . . . . . . . . . . . 58
     SECTION 5.08.  CCD Employment Arrangements. . . . . . . . . . . . . . . 58
     SECTION 5.09.  Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . 60
     SECTION 5.10.  1988 Agreement . . . . . . . . . . . . . . . . . . . . . 60
     SECTION 5.11.  Ongoing Diagnostics Arrangements . . . . . . . . . . . . 60
     SECTION 5.12.  Ciba Guarantee; Revolving Credit Facility. . . . . . . . 61
     SECTION 5.13.  Stockholder Approval of Share Issuances. . . . . . . . . 62
     SECTION 5.14.  Employee Stock Option Arrangements . . . . . . . . . . . 63
     SECTION 5.15.  Diagnostics Balance Sheet. . . . . . . . . . . . . . . . 65
     SECTION 5.16.  Research and Development Agreement . . . . . . . . . . . 65
     SECTION 5.17.  Excess Parachute Payments. . . . . . . . . . . . . . . . 65

                                      ARTICLE VI

                          Termination, Amendment and Waiver

     SECTION 6.01.  Termination. . . . . . . . . . . . . . . . . . . . . . . 66
     SECTION 6.02.  Effect of Termination. . . . . . . . . . . . . . . . . . 67
     SECTION 6.03.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . 67
     SECTION 6.04.  Extension; Waiver. . . . . . . . . . . . . . . . . . . . 67
     SECTION 6.05.  Procedure for Termination, Amendment, Extension
                      or Waiver. . . . . . . . . . . . . . . . . . . . . . . 68

                                     ARTICLE VII

                                  General Provisions

     SECTION 7.01.  Nonsurvival of Representations and Warranties. . . . . . 68
     SECTION 7.02.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . 68
     SECTION 7.03.  Definitions. . . . . . . . . . . . . . . . . . . . . . . 69
     SECTION 7.04.  Interpretation . . . . . . . . . . . . . . . . . . . . . 70
     SECTION 7.05.  Counterparts . . . . . . . . . . . . . . . . . . . . . . 71
     SECTION 7.06.  Entire Agreement; No Third-Party Beneficiaries . . . . . 71
     SECTION 7.07.  Governing Law. . . . . . . . . . . . . . . . . . . . . . 71
     SECTION 7.08.  Assignment . . . . . . . . . . . . . . . . . . . . . . . 71
     SECTION 7.09.  Enforcement. . . . . . . . . . . . . . . . . . . . . . . 71

                                         (ii)

                    INVESTMENT AGREEMENT dated as of November 20, 1994 (this
               "Agreement"), among CIBA-GEIGY LIMITED, a Swiss corporation ("Ciba"), CIBA-GEIGY CORPORATION, a New York corporation and a wholly-owned subsidiary of parent ("CCorp"), CIBA BIOTECH PARTNERSHIP, INC., a Delaware corporation and an indirectly wholly-owned subsidiary of Ciba ("Holdings"), and CHIRON CORPORATION, a Delaware corporation (the "Company").

          WHEREAS the respective Boards of Directors of Ciba and the Company have determined to enter into a strategic partnership in the area of biotechnology under which the two companies will enter into various collaborations, the Company will remain an autonomous and entrepreneurial business and Ciba will make substantial investments in the Company so as to enhance its capabilities for growth and strategic success;

          WHEREAS the respective Boards of Directors of Holdings and the Company have approved the strategic partnership, including an initial minority equity investment in the Company by Holdings on the terms and subject to the conditions set forth in this Agreement in furtherance of such strategic partnership;

          WHEREAS Ciba and CCorp propose to cause Holdings to make a tender offer (as it may be amended from time to time as permitted under this Agreement with the Company's consent if required hereby, the "Offer") to purchase 11,860,467 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $117 net to the seller in cash (such price, as may hereafter be increased, the "Offer Price") (such 11,860,467 shares representing approximately 37.33% (the "Percentage Factor") of the outstanding shares of Common Stock, excluding any shares of Common Stock held by Ciba or its Affiliates, before giving effect to the transactions contemplated by this Agreement), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated hereby and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Offer;

          WHEREAS Ciba and CCorp further propose to cause Holdings to transfer to the Company the Ciba Biocine Business and the Diagnostics Shares (each as defined below) as consideration for 6,600,000 newly issued shares of Common Stock (the "New Shares") to be purchased by Holdings in accordance with the terms hereof;

          WHEREAS Ciba, CCorp, Holdings and the Company desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions in connection with the transactions contemplated hereby; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Ciba, CCorp, Holdings and the Company has entered into the Ancillary Agreements to which it is a party.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE I

                 THE OFFER AND THE TRANSFER OF CONTRIBUTED BUSINESSES

          SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of this Agreement, Holdings shall, and Ciba and CCorp shall cause Holdings to, commence the Offer. The obligation of Holdings to, and of Ciba and CCorp to cause Holdings to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Holdings in its sole discretion) and to the terms and conditions of this Agreement. Holdings expressly reserves the right to modify the terms of or extend the Offer, except that, without the consent of the Company (such consent to be authorized by the Board of Directors of the Company), unless the Company exercises any of its rights under the second sentence of Section 4.02(b), Holdings shall not (i) change the number of shares of Common

Stock subject to the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) change the form of consideration payable in the Offer, (v) waive the Minimum Tender Condition set forth in Exhibit A or (vi) otherwise amend the Offer in any manner adverse to the Company's stockholders. Subject to the terms and conditions thereof, the Offer shall expire at midnight New York City time on the date that is 20 business days from the date the Offer is first published or sent to holders of Common Stock; PROVIDED, HOWEVER, that (i) unless the Company otherwise agrees, Holdings shall extend the Offer for an additional 10 business days if on the last day of such 20 business day period (or, if later, on the first day that all conditions to Holding's obligation to accept for payment, and pay for, shares of Common Stock have been satisfied or waived), fewer than 95% of the outstanding shares of Common Stock (other than outstanding shares of Common Stock which cannot be tendered because of restrictions under Section 16(b) of the Exchange Act and shares of Common Stock that are beneficially owned by Ciba or its Affiliates) have been tendered pursuant to the Offer and (ii) without the Company's consent, Holdings may (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Holding's obligation to accept for payment, and pay for, shares of Common Stock shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof (the "SEC") applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence.

          (b) On the date of commencement of the Offer, Ciba and Holdings shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Ciba and Holdings agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and that the Offer

Documents on the date first published, sent or given to the Company's stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Ciba or Holdings with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Ciba, Holdings and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Ciba and Holdings further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Ciba and Holdings agree to provide the Company and its counsel any comments Ciba, Holdings or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Ciba and CCorp shall provide or cause to be provided to Holdings on a timely basis the funds necessary to accept for payment, and pay for, any shares of Common Stock that Holdings becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Ancillary Agreements, the Offer and the sale of the New Shares to Holdings as contemplated hereby, determining subject to
Section 4.02(b) that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Offer and the transfer of the Ciba Biocine Business and the Diagnostics Shares, are fair to, and in the best interests of, the Company's stockholders and recommending that those stockholders who wish to receive cash for their shares of Common Stock accept the Offer and tender their shares pursuant to the Offer; PROVIDED that the Board of Directors may withdraw such recommendation as provided in Section 4.02(b). The Company represents that its Board of Directors has received the opinions of Morgan Stanley & Co. and Robertson, Stephens & Co. that the transactions contemplated by this Agreement, when taken together, are fair to the Company's stockholders, other than Ciba and its Affiliates, from a financial point of view, and that a complete and correct signed copy of each such opinion has been delivered by the Company to Ciba.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Ciba, CCorp or Holdings specifically for inclusion in the Schedule 14D-9. Each of the Company, Ciba, CCorp and Holdings agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Ciba and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Ciba and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Holdings promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Holdings such information and assistance (including updated lists of stockholders, security position listings and computer files) as Ciba may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Ciba, CCorp and Holdings and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the other transactions contemplated hereby and, if this Agreement shall be terminated, will deliver, and will use their beat efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

          SECTION 1.03. PURCHASE AND SALE OF THE CIBA BIOCINE BUSINESS AND THE DIAGNOSTICS SHARES. (a) On the terms and subject to the conditions of this Agreement, subject to Section 1.03(b), the Company shall purchase from Ciba, CCorp or a subsidiary of Ciba, and Ciba, CCorp or a subsidiary of Ciba shall transfer and deliver to the Company, the Ciba Biocine Business and the Diagnostics Shares collectively, the "Contributed Businesses"), in consideration for which the Company shall issue, sell, transfer and deliver to Holdings 6,600,000 New Shares, in each case as described below in Section 1.04. As used herein "Ciba Biocine Business" shall mean the JV US Holdings Shares, the JV Vax Shares and all right, title and interest of Ciba, CCorp and Ciba's subsidiaries in any intangible assets held for the benefit of such entities by Ciba and its subsidiaries. At the Closing, Ciba and the Company shall enter into an agreement, in form and substance reasonably satisfactory to Ciba and the Company, pursuant to which Ciba will agree to indemnify the Company and its affiliates and hold then harmless from all liability for taxes of Ciba or any other person which is or has been affiliated with Ciba (other than JV US Holdings or the Biocine Company or any subsidiary of the Biocine Company) resulting from JV US Holdings or any subsidiary thereof having been a member of a combined, consolidated or unitary group on or prior to the Closing Date.

          (b) Notwithstanding anything herein to the contrary, if any of the representations and warranties of Ciba, CCorp or Holdings set forth in Section
3.03 of this Agreement that are qualified as to materiality are not true and correct as of the date hereof or as of the date five business days prior to the Closing, and are not reasonably expected by Ciba, CCorp or Holdings as of the fifth business day prior to the Closing to be true and correct as of the Closing, or any of the representations and warranties of Ciba, CCorp or Holdings set forth in such Section 3.03 that are not so qualified are not true and correct in all material respects as of the date hereof or as of the date five business days prior to the Closing, and are not reasonably expected by Ciba, CCorp or Holdings as of the fifth business day prior to the Closing to be true and correct as of the Closing (or, in each case, with respect to representations and warranties that expressly relate to an earlier date, as of such date) (any such occurrence being a "Diagnostics Revaluation Event"), then Ciba shall so notify the Company in writing on or prior to such fifth business day prior to the Closing. Upon delivery to the Company of a notice to such effect, Ciba and the Company shall negotiate in good faith concerning the value of the loss or damage to the Diagnostics business resulting from the Diagnostics Revaluation Event (the "Diagnostics Makeup Amount"). If Ciba and the Company are not able to agree on such Diagnostics Makeup Amount prior to the Closing, either party may initiate arbitration of the Diagnostics Makeup Amount, in which event Ciba and the Company shall promptly agree upon an internationally recognized investment banking or appraisal firm (the "Diagnostics Arbitrator"), and the Diagnostics Arbitrator shall consider submissions of both parties and then determine the amount of the Diagnostics Makeup Amount, which may be zero (the "Diagnostics Makeup Determination"). The Diagnostics Makeup Determination shall be final and binding upon all the parties hereto.

          SECTION 1.04. CLOSING. The closing of the purchase and sale of the Diagnostics Shares and the Ciba Biocine Business (the "Closing") shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York or such other place as the parties shall agree, immediately following the acceptance for payment of shares of Common Stock pursuant to the Offer. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". At the Closing,

            (i) Ciba and CCorp shall deliver or cause to be delivered to the Company certificates representing the Diagnostics Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; PROVIDED, HOWEVER, that if (x) a Diagnostics Revaluation Event shall have occurred and Ciba and the Company shall have agreed upon the Diagnostics Makeup Amount, in addition to delivering the Diagnostics Shares, in accordance with Section 1.03(b) Ciba and CCorp shall promptly after reaching such agreement pay to the Company an amount in cash equal to the Diagnostics Makeup Amount by wire transfer of immediately available funds to an account designated at least two business days prior to the Closing by the Company or (y) a Diagnostics Revaluation Event shall have occurred and Ciba and the Company shall not have agreed upon the Diagnostics Makeup Amount, in addition to delivering the Diagnostics Shares, Ciba and CCorp shall deliver a written undertaking to pay or to cause Holdings promptly after determination of the Diagnostics Makeup Amount (by the Diagnostics Arbitrator, if applicable) to pay to the Company an amount in cash equal to the Diagnostics Makeup Amount by wire transfer of immediately available funds to an account designated at the Closing by the Company; and

           (ii) Ciba and CCorp shall deliver or cause to be delivered to the Company (x) certificates representing the JV US Holdings Shares and the JV Vax Shares, in each case duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and (y) appropriate transfer documentation for all other property within the definition of Ciba Biocine Business;

          (iii) the Company shall deliver or cause to be delivered to Holdings certificates representing 6,600,000 New Shares; and

           (iv) Ciba and the Company shall execute, or cause one or more wholly owned subsidiaries to execute, on or before the Closing, an agreement in form and substance reasonably satisfactory to Ciba and the Company which provides as follows:

               (1) Ciba and its subsidiaries will be released from all liabilities and obligations (the "Ciba Biocine Liabilities") with respect to (x) their equity interests in the Biocine Company and JV Vax and their subsidiaries, including with respect to any general partner liability, and (y) existing agreements related to the Biocine Venture except for existing licenses and as otherwise set forth on
          Schedule 1.04(1);

               (2) the Company, or a subsidiary thereof immediately after the Closing, shall assume or retain, as applicable, the Ciba Biocine Liabilities;

               (3) the Biocine Company and JV Vax and their subsidiaries shall not be obligated to repay any amounts contributed to them by Ciba or its subsidiaries whether designated as capital contributions, advances, excess funding of research and development or otherwise except that the amounts funded by Ciba or its subsidiaries (with respect to which equal payments were not made by the Company or its subsidiaries) to the Biocine Venture in accordance with the Amendment to the Biocine Joint Venture Agreement effective as of January 1, 1992 (the "1992 Biocine Amendment"), between Chiron Biocine Corporation and Ciba-Geigy Biocine Corporation shall be repaid by the Company or its subsidiaries at Closing, and Ciba and its subsidiaries shall be relieved of any obligation to contribute, advance or fund any such amounts after the Closing Date. The Company shall not draw any such additional amounts under the 1992 Biocine Amendment after the date hereof.

                                      ARTICLE II

                                CONDITIONS TO CLOSING

          SECTION 2.01. OBLIGATIONS OF CIBA, CCORP AND HOLDINGS WITH RESPECT TO THE CLOSING. The obligation of Ciba, CCorp and Holdings to consummate the transactions contemplated to occur at the Closing are subject to the satisfaction (or waiver by Ciba) as of the Closing of the following conditions:

          (a) Holdings shall have accepted for payment shares of Common Stock pursuant to the Offer in accordance with this Agreement.

          (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or other legal restraint or prohibition preventing the purchase and sale of the Diagnostics Shares or the Ciba Biocine Business or any of the other transactions contemplated hereby or by the Ancillary Agreements to occur by the Closing shall be in effect.

          (c) The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale to Holdings of the New Shares or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          (d) The Company shall have furnished to Ciba the opinion of counsel, who may be the general counsel of the Company, in form and substance reasonably satisfactory to Ciba, to the effect that the New Shares have been duly authorized and validly issued and, when issued and delivered to Ciba, will be fully paid and nonassessable.

          SECTION 2.02. OBLIGATIONS OF THE COMPANY WITH RESPECT TO THE CLOSING. The obligation of the Company to consummate the transactions contemplated to occur at the Closing are subject to the satisfaction (or waiver by the Company) as of the Closing of the following conditions:

          (a) Holdings shall have accepted for payment shares of Common Stock pursuant to the Offer in accordance with this Agreement.

          (b) The representations and warranties of Ciba, CCorp and Holdings set forth in this Agreement (other than with respect to the representations and warranties set forth in Section 3.03 hereof) and in the Ancillary Agreements qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Ciba. Each of Ciba, CCorp and Holdings shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by Ciba, CCorp and Holdings by the time of the Closing.

          (c) There shall not be threatened or pending by any Governmental Entity any suit, action or proceeding, which has a reasonable likelihood of success, and there shall not be pending by any other Person any suit, action or proceeding, which has a substantial likelihood of success, (i) seeking to restrain or prohibit the purchase and sale of the Ciba Biocine Business, or seeking to obtain from the Company any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel the Company or Ciba to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or (iii) seeking to prohibit the Company from effectively exercising any of its material rights under this Agreement or any Ancillary Agreement.

          (d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby or by the Ancillary Agreements or having any of the other consequences described in clauses (i), (ii), or (iii) of Section 2.02(c) shall be in effect.

          (e) Each of Ciba, CCorp and Holdings shall have executed and delivered to the Company each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect.

          (f) The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale to Holdings of the New Shares or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          (g) The waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any foreign antitrust and competition laws and regulations applicable to the purchase and sale of the Ciba Biocine Business and the Diagnostics Shares in each case shall have expired or been terminated.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed by the Company in a letter, dated the date hereof, to Ciba, CCorp and Holdings setting forth additional exceptions specified therein to the representations and warranties contained in this Section 3.01, the Company represents and warrants to Ciba, CCorp and Holdings as follows (PROVIDED that the Company makes no representation or warranty with respect to the Biocine Venture, including the Biocine Company, JV Vax and their subsidiaries, except with respect to the 1992 Biocine Amendment):

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Ciba for its review complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws or other constitutive documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b) SUBSIDIARIES AND JOINT VENTURES. Schedule 3.01(b) lists each subsidiary of the Company. All the outstanding shares of capital stock of each Significant Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.01(b), the entire equity interest in each subsidiary of the Company is owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").
Schedule 3.01(b) lists each corporation, partnership, joint venture or other entity with respect to which the Company or any subsidiary of the Company holds or has the right to acquire 5% or more of the common stock, partnership or other equity interests of such corporation, partnership, joint venture or other entity, other than any such interest held by the Company or one of its subsidiaries as a cash equivalent, in each case which is material to the Company (each such corporation, partnership, joint venture or other entity, a "Joint Venture"), and a list of all agreements relating thereto or to third party research and development arrangements ("Research and Development Contracts") to which the Company or any subsidiary of the Company is a party and which (i) are material to the business or prospects of the Company or (ii) relate to any project that is material to the Company's currently existing financial projections (but excluding immaterial Research and Development Contracts) (collectively, the "Joint Venture Agreements"); and Schedule 3.01(b) specifically identifies each such Joint Venture Agreement that contains a "change of control" provision. Each Joint Venture that is more than 40% owned or controlled by the Company is duly formed and validly existing in the jurisdiction of its formation except where the failure to be so duly formed and validly existing could not reasonably be expected to have a material adverse effect on the Company. The Company and each subsidiary of the

Company is in compliance in all respects with all the terms, conditions and obligations applicable to it in respect of each Joint Venture Agreement to which it is a party except where the failure to be in compliance therewith could not reasonably be expected to have a material adverse effect on the Company, and each Joint Venture Agreement is in full force and effect except to the extent it has expired in accordance with its terms. The interests of the Company and its subsidiaries in each Joint Venture are owned by the Company or the applicable subsidiary of the Company free and clear of any Liens, other than any Lien created pursuant to the express terms of any Joint Venture Agreement. The amount of payments made by Ciba or its subsidiaries under the 1992 Biocine Agreement as of the date hereof is approximately $30,000,000.

          (c) CAPITAL STRUCTURE; NEW SHARES. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on November 18, 1994, (i) 33,212,864 shares of Common Stock (none of which were shares of "Restricted Common Stock") and no shares of preferred stock of the Company were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) 4,932,117 shares of Common Stock were reserved for issuance pursuant to outstanding stock options to purchase shares of Common Stock ("Stock Options") and an additional 3,670,739 shares of Common Stock were available for the grant of Stock Options pursuant to the Company's 1991 Stock Option Plan, (iv) 1,126,783 shares of Common Stock were reserved for purchase pursuant to outstanding purchase rights granted under the Company's 1988 Employee Stock Purchase Plan and an additional 1,126,783 shares of Common Stock were reserved for the grant of additional purchase rights thereunder, (v) 2,195,480 shares of Common Stock were reserved for issuance pursuant to the Company's 1.9% Convertible Subordinated Notes Due 2000, (vi) 810,810 shares of Common Stock were reserved for issuance pursuant to the 5-1/4% Convertible Subordinated Debentures Due 2002 of Chiron Corporation, (vii) 592,815 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants, (viii) 332,129 shares of preferred stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Common Stock issued pursuant to the Rights Agreement dated as of August 25, 1994 (as amended from time to time, the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). The average exercise price of the outstanding employee Stock Options is approximately $51.05. Except as set forth above or as otherwise expressly provided herein, at the close of business on November 20, 1994, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and except as set forth on Schedule 3.01(c), there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights ("SARs") with respect to Common Stock that were not granted in tandem with a related employee Stock Option. The issuance of the New Shares pursuant to the terms of this Agreement shall have been duly authorized and validly issued, and no further approval of the stockholders or the directors of the Company or of any Governmental Entity will be required by the Company for the issuance and sale of the New Shares as contemplated by this Agreement. When issued and sold to Holdings, the New Shares will be duly authorized, validly issued, fully paid and nonassessable. Other than this Agreement and the Ancillary Agreements, the New Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of the New Shares. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Stock Plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in clauses (v) and (vi) above, there are not any outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and in Schedule 3.01(c), and as otherwise expressly set forth in this Agreement, and except for changes since November 20, 1994 resulting from the exercise of warrants and the conversion of debentures, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or of any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries except pursuant to existing employee arrangements.

          (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.01(d), the execution and delivery by the Company of this Agreement and each Ancillary Agreement by the Company to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Except as set forth on Schedule 3.01(d), the execution and delivery of this Agreement and the Ancillary Agreements by the Company did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of this Agreement and the Ancillary Agreements without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by the Company or any of its Significant Subsidiaries, or Joint Ventures which are the subject of Joint Venture Agreements ("Material Joint Ventures"), of a material benefit under, or the creation of any material additional benefit to any third party under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any research and development venture or arrangement or any other joint venture (whether or not a Joint Venture) to which the Company or any of its subsidiaries is a party, (iii) any loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit or license applicable to the Company or any of its subsidiaries or their respective properties or assets or
(iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on the Company, (y) materially impair the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any party to a Material Contract (as defined in Section 3.01(f)) is required by or with respect to the Company or any of its Significant Subsidiaries or its subsidiaries that are parties to such a Material Contract in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and any filings required pursuant to foreign antitrust and competition law statutes and regulations listed on Schedule 2.01, (ii) the filing with the SEC of (x) a solicitation/recommendation statement on Schedule 14D-9 and (y) such reports under Sections 12 and 13(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements,
(iii) the filing of a notice pursuant to Section 721 of the Defense Production Act of 1950 (the "Exon-Florio Amendment") and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.01(d).

          (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1992 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents, to the Company's knowledge neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, other than liabilities and obligations incurred in the ordinary course of business consistent with prior practice and experience since September 30, 1994.

          (f)  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 3.01(f) or in the SEC Documents filed and publicly available prior to the date of this Agreement (the Filed SEC Documents"), since December 31, 1993, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than the distribution of the Rights, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than the authorization and issuance of the Rights and the authorization of the issuance of securities upon exercise of the Rights, (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on the Company or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles. Except as set forth on Schedule 3.01(f) or in the Filed SEC Documents, since June 30, 1994, there has not been (i)(x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on December 31, 1993, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect on December 31, 1993, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, or (ii) any other action that would require the approval of Ciba or a majority of the Investor Directors under any Ancillary Agreement after the Closing.

          (g) LITIGATION. Except as disclosed in the Filed SEC Documents or as set forth on Schedule 3.01(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or that could reasonably be expected to have, any such effect.

          (h)  ABSENCE OF CHANGES IN BENEFIT PLANS.  Except as set forth on
Schedule 3.01(h) or disclosed in the Filed SEC Documents, since June 30, 1994, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (each a "Commonly Controlled Entity") (collectively, "Benefit Plans"), that could reasonably be expected to have a material adverse effect on the Company. Except as set forth on Schedule 3.01(h) or disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries which are material to the Company.

          (i) TAXES. The Company and each of its subsidiaries has timely filed all tax returns and reports required to be filed by them either on a separate or combined or consolidated basis except where failure to timely file could not reasonably be expected to have a material adverse effect on the Company. All such returns are complete and accurate except where the failure to be complete or accurate could not reasonably be expected to have a material adverse effect on the Company. Each of the Company and its subsidiaries has paid or caused to be paid all taxes shown as due on such returns and all material taxes for which no return was filed except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company. No deficiencies for any taxes have been asserted, proposed or assessed against the Company or any of its subsidiaries that have not been paid or otherwise settled except for deficiencies the assertion, proposing or assessment of which could not reasonably be expected to have a material adverse effect on the Company, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United

States Internal Revenue Service or are closed under the statute of limitations for all years through 1986 (except for Cetus Oncology Corporation, whose returns are closed through 1985). The Company has made available to Ciba for its review the Federal and California income tax returns of the Company and each of its subsidiaries consolidated in such returns in each case that are open under the applicable statute of limitations. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

          (j) NO EXCESS PARACHUTE PAYMENTS. Except as disclosed in Schedule 3.01(j), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (k) VOTING REQUIREMENTS. No vote of the holders of any class or series of the Company's capital stock is necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements have been approved by a two-thirds vote of the "Continuing Directors" (as defined in Article ELEVENTH of the Company's Certificate of Incorporation).

          (l) RIGHTS AGREEMENT; 1988 AGREEMENT. The Company has taken all necessary action, subject to ministerial action by the Rights Agent, to (i) render the Rights inapplicable to the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) amend the Rights Agreement such that (y) neither Ciba nor any of its affiliates is or will be an "Acquiring Person" (as defined in the Rights Agreement) as a result of the transactions contemplated by this Agreement and the Ancillary Agreements and (z) a "Distribution Date" (as defined in the Rights Agreement) does not and shall not occur by reason of the announcement or consummation of any transaction contemplated by this Agreement or any Ancillary Agreement. The Company has hereby effectively waived the provisions of Section 9 of the Stock Purchase Agreement dated as of November 14, 1988 between the Company and Ciba (the "1988 Agreement") to the extent necessary to permit the purchase by Holdings of shares of Common Stock pursuant to the Offer and the consummation of the Share Issuances and the other transactions contemplated hereby and by the Ancillary Agreements. The 1988 Agreement, except for Section 10.01 thereof, will terminate as of the Closing Date.

          (m) BROKERS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. and Robertson, Stephens & Co., the fees and expenses of each of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company. A complete and correct copy of each of the Company's engagement letters with Morgan Stanley & Co. and Robertson, Stephens & Co. has been made available by the Company to Ciba for its review prior to the execution of this Agreement.

          (n) COMPLIANCE WITH LAWS. (i) The Company and each of its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for absence of Permits and for defaults under Permits which absence or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity except where failures to so comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, neither the United States Food and Drug Administration (the "FDA") nor any corresponding foreign Governmental Entity has alleged that the Company or any of its subsidiaries is in violation of or, to the best knowledge of the Company, threatened to withdraw or revoke, any Permit granted by it to the Company or any of its subsidiaries except for violations, withdrawals or revocations that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company, nor is the FDA or any corresponding foreign Governmental Entity currently investigating or, to the best knowledge of the Company, planning to investigate any alleged violation of any such Permit, any of which investigations, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company, nor has the FDA or any corresponding foreign Governmental Entity requested that the Company or any of its subsidiaries cease to investigate, test or market any product for which the Company or such subsidiary has a Permit from the FDA or such corresponding foreign Governmental Entity to investigate, test or market, as the case may be, except for cessations that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company.

          (ii) Except as set forth in Schedule 3.01(n), (A) neither the Company nor any of its subsidiaries has received any written communication from a Governmental Entity that alleges that the Company or any subsidiary is not in compliance with any Environmental Law (as defined below) if such non-compliance could reasonably be expected to have a material adverse effect on the Company and (B) the Company has no knowledge of any environmental materials or information, other than as listed in the Schedule 3.01(n), including on-site or off-site disposal or releases of Hazardous Materials (as defined below), that could reasonably be expected to have a material adverse effect on the Company. The Company has provided Ciba with access to all material records and reports of the Company related to any actual or potential material liability of the Company under Environmental Laws. As used in this Agreement, the term "Environmental Laws" means any applicable treaties, laws, regulations, enforceable requirements, orders, decrees or judgments issued, promulgated or entered into by any Governmental Entity, which relate to (A) pollution or protection of the environment or (B) the generation, storage, use, handling, disposal or transportation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 ET SEQ., the Federal Water Pollution Control

Act, as amended, 33 U.S.C. Sections 1251 ET SEQ., the Clean Air Act of 1970, as amended, 42 U.S.C. Sections 7401 ET SEQ., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. As used in this Agreement, the term "Hazardous Materials" means all explosive or regulated radioactive materials or substances, biological hazards, genotoxic or mutagenic hazards, hazardous or toxic substances, medical wastes or other wastes or chemicals, petroleum or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

          (o) INTELLECTUAL PROPERTY. (i) The Company has made available to Ciba a list of all material patents and applications therefor and licenses to use, in each case that are owned or used by the Company or any subsidiary thereof and are material to the business, condition (financial or otherwise), results of operations or prospects of the Company and each of its subsidiaries, taken as a whole (collectively, the "Intellectual Property Rights"). To the best knowledge of the Company, except as disclosed in the SEC Documents or Schedule 3.01(o), no Intellectual Property Right (I) has been declared invalid, in whole or in part, or abandoned, dedicated, disclaimed or allowed to lapse for nonpayment of fees or taxes or for any other reason or (II) is being infringed by any third party, in each case if the result thereof could reasonably be expected to have a material adverse effect on the Company.

          (ii) To the best knowledge of the Company, except as disclosed in the SEC Documents or in Schedule 3.01(o), (A) neither the Company nor any of its subsidiaries during the five years preceding the date of this Agreement has been sued or charged in writing with respect to, or been a defendant in, any claim, suit, action or proceeding including a claim of infringement by the Company or such subsidiary of any intellectual property rights which, if successful, could reasonably be expected to have a material adverse effect on the Company and (B) to the best knowledge of the Company, the conduct by the Company and its subsidiaries of their respective businesses does not infringe the valid intellectual property rights of any other person in any way that could reasonably be expected to have a material adverse effect on the Company.

          (p) MATERIAL CONTRACTS. All contracts, leases and other agreements to which the Company or any of its subsidiaries is a party that would be required to be filed as Exhibits to the SEC Documents (the "Material Contracts") have been filed as Exhibits to the SEC Documents. Except as disclosed in Schedule 3.01(p), (i) each Material Contract is in full force and effect except as the same may have expired in accordance with its terms; (ii) the Company and its subsidiaries have performed all the obligations required to be performed thereby under each Material Contract; (iii) neither the Company nor any of its subsidiaries has received any written assertion of default under any Material Contract; (iv) neither the Company nor any of its subsidiaries expects or has received any notice related to any termination or material change to, or proposal with respect to, any of the Material Contracts as a result of the transactions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the exercise of any right to purchase the assets of or otherwise alter any Joint Venture or terminate any Joint Venture Agreement); and (v) neither the Company nor any of its subsidiaries has knowledge of any material breach or anticipated material breach by any other party to any Material Contract; in each case except where the result of a failure of a representation contained in clauses (i), (ii), (iii), (iv) or (v) above could not reasonably be expected to have a material adverse effect on the Company. The Company has filed as an exhibit to an SEC Document or has made available to Ciba for its review true, complete and unredacted copies of each Material Contract and each Joint Venture Agreement, together with all amendments, waivers or other changes thereto.

          SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF CIBA, CCORP AND HOLDINGS. Ciba, CCorp and Holdings represent and warrant to the Company as follows:

          (a)  AUTHORITY; NONCONTRAVENTION. Each of Ciba, CCorp, Holdings and
JV Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Ciba, CCorp and Holdings has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery by each of Ciba, CCorp and Holdings of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of each of Ciba, CCorp and Holdings, as applicable, except, in the case of CCorp, any required Board of Directors resolutions ratifying any such actions by CCorp will be adopted within three business days after the date hereof. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of Ciba, CCorp and Holdings, as applicable, and constitute valid and binding obligations of such party, enforceable against such party in accordance with their respective terms subject, in the case of CCorp, to such notification. The execution and delivery by each of Ciba, CCorp and Holdings of this Agreement and the Ancillary Agreements to which it is a party did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of this Agreement and the Ancillary Agreements to which it is a party without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by Ciba or any of its subsidiaries of a material benefit under, or the creation of any material additional benefit to any third party under, or result in the creation of any Lien upon any of the properties or assets of Ciba or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Ciba, CCorp or Holdings, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Ciba or its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ciba, CCorp or Holdings or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to impair the ability of Ciba, CCorp and Holdings to perform their respective obligations under this Agreement and the Ancillary Agreements or (z) prevent the consummation of any of the transactions contemplated by this Agreement and the

Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other third party is required by or with respect to Ciba, CCorp or Holdings in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Ciba, CCorp or Holdings, as the case may be, of any transaction contemplated by this Agreement or any Ancillary Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act and any filings required pursuant to the foreign antitrust and competition law statutes and regulations, (ii) the filing with the SEC of the Offer Documents, and such statements and reports under Sections 12, 13 and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) the filing of a notice pursuant to the Exon-Florio Amendment and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states.

          (b) BROKERS. No broker, investment banker, financial advisor or other person, other than CS First Boston Corporation, the fees and expenses of which will be paid by Ciba, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Ciba, CCorp or Holdings.

          (c) OWNERSHIP OF COMMON STOCK. Ciba is the beneficial owner of 1,367,372 shares of Common Stock as measured for purposes of Schedule 13D under the Exchange Act. Except for such ownership, as of the date of this Agreement, Ciba does not beneficially own shares of Common Stock.

          (d) INVESTMENT INTENT. Holdings is purchasing or acquiring the New Shares for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The certificates evidencing the New Shares and any other shares issued pursuant to the Share Issuances (together, with the New Shares, the "Holdings Shares") shall bear substantially the following legend under a sale or transfer in accordance with this Agreement and the Ancillary Agreements or the termination thereof:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE TRANSFER OF SUCH SHARES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE INVESTMENT AGREEMENT DATED AS OF NOVEMBER 20, 1994, AMONG THE COMPANY, CIBA-GEIGY LIMITED, CIBA-GEIGY CORPORATION AND CIBA BIOTECH PARTNERSHIP, INC. AND THE GOVERNANCE AGREEMENT DATED AS OF NOVEMBER 20, 1994, AMONG THE COMPANY, CIBA-GEIGY LIMITED AND CIBA-GEIGY CORPORATION, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SHARES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH."

          (e) ACQUISITION FOR INVESTMENT AND RULE 144. Holdings understands that the Holdings Shares will not be registered under the Securities Act by reason of a specific exemption from the registration provision of the Securities Act which depends upon, among other things, the bona fide nature of Holdings' investment intent as expressed herein. Holdings acknowledges that the Holdings Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Holdings has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Holdings is aware that the certificates representing the Holdings Shares will bear such legends relating to restrictions on resale under the Securities Act as provided in
Section 3.01(e) and the Company under certain conditions may issue stop transfer instructions to its stock transfer agent with respect to the Holdings Shares.

          (f) LEGAL INVESTMENT. The purchase of the New Shares by Holdings hereunder is legally permitted by all laws and regulations to which Holdings is subject and all consents, approvals, authorizations of or designations, declarations or filings in connection with the valid execution and delivery of this Agreement by Holdings or the purchase of the New Shares by Holdings have been obtained, or will be obtained prior to the Closing Date.

          (g) PURCHASE ENTIRELY FOR OWN ACCOUNT. The New Shares will be acquired for investment for Holdings' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holdings has no present intention of selling, granting any participation in, or otherwise distributing the same. Holdings does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the New Shares.

          SECTION 3.03. REPRESENTATIONS AND WARRANTIES OF CIBA RELATING TO DIAGNOSTICS. Ciba represents and warrants to the Company as follows:

          (a) ORGANIZATION AND STANDING. Each of Ciba Corning Diagnostics Corp. ("Diagnostics") and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business an now being conducted. Diagnostics and each of the Diagnostics Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Diagnostics. Ciba has made available to the Company for its review complete and correct copies of the Certificate of Incorporation and By-laws of Diagnostics and the certificates of incorporation and bylaws or other constitutive documents of the Diagnostics Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Diagnostics Significant Subsidiary" means any subsidiary of Diagnostics that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b) SUBSIDIARIES AND JOINT VENTURES. Schedule 3.03(b) lists each subsidiary of Diagnostics. All the outstanding shares of capital stock of each Diagnostics Significant Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 3.03(b) and except for directors' qualifying shares, the entire equity interest in each subsidiary of Diagnostics is owned by Diagnostics, by another subsidiary of Diagnostics or by Diagnostics and another such subsidiary, free and clear of all Liens. Schedule 3.03(b) lists each corporation, partnership, joint venture or other entity with respect to which Diagnostics or any subsidiary of Diagnostics holds or has the right to acquire 5% or more of the common stock, partnership or other equity interests of such corporation, partnership, joint venture or other entity, other than any such interest held by Diagnostics or one of its subsidiaries as a cash equivalent, in each case which is material to Diagnostics (each such corporation, partnership, joint venture or other entity, a "Diagnostics Joint Venture"), and a list of all agreements relating thereto and to third party research and development arrangements to which Diagnostics or any subsidiary of Diagnostics is a party and which (i) are material to the business or prospects of Diagnostics or (ii) relate to any project that is material to Diagnostic's currently existing financial projections (collectively, the "Diagnostics Joint Venture Agreements"); and
Schedule 3.03(b) specifically identifies each such Diagnostics Joint Venture that contains a "change of control" provision. Each Diagnostics Joint Venture that is more than 40% owned or controlled by Diagnostics is duly formed and validly existing in the jurisdiction of its formation except where the failure to be so duly formed and validly existing could not reasonably be expected to have a material adverse effect on Diagnostics. Diagnostics and each subsidiary of Diagnostics is in material compliance with each Diagnostics Joint Venture Agreement that is material to the business of Diagnostics to which it is a party, and each Diagnostics Joint Venture Agreement is in full force and effect. Except as set forth in Schedule 3.03(b), the interests of Diagnostics and its subsidiaries in each Diagnostics Joint Venture are owned by Diagnostics or the applicable subsidiary of Diagnostics free and clear of any Liens, other than any Lien created pursuant to the express terms of any Diagnostics Joint Venture Agreement.

          (c) DIAGNOSTICS SHARES. The authorized capital stock of Diagnostics consists of 10,000 shares of Common Stock, par value $10 per share, all of which shares are issued and outstanding (the "Diagnostics Shares"). All of the Diagnostics Shares are beneficially owned by Ciba and CCorp, free and clear of any Liens. Except for the

Diagnostics Shares, no shares of capital stock or other voting securities of Diagnostics were issued, reserved for issuance or outstanding and except as set forth on Schedule 3.03(c), there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Diagnostics ("Diagnostics Stock Equivalents"). When sold to the Company, the Diagnostics Shares will be duly authorized, validly issued, fully paid and non-assessable by Ciba, CCorp or a subsidiary thereof. The Diagnostics Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividing or distribution of the Diagnostics Shares. There are no outstanding bonds, debentures, notes or other indebtedness of Diagnostics having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Diagnostics may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Diagnostics is a party or by which Diagnostics is bound obligating Diagnostics to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Diagnostics Stock Equivalents or obligating Diagnostics or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          (d) FINANCIAL STATEMENTS. The audited balance sheet (the "Diagnostics Balance Sheet") of Diagnostics at January 2, 1994, which is attached as Annex A-1 hereto, including the notes thereto and information relating thereto set forth in such Annex A-1, and the unaudited balance sheet of Diagnostics at July 3, 1994, which is attached as Annex A-1A hereto, including the notes thereto and information relating thereto set forth in such Annex A-1A, in each case (i) was prepared substantially as described in Annex A-3 hereto and
(ii) fairly presents in all material respects the financial condition of Diagnostics as of such date, in accordance with United States generally accepted accounting principles except as otherwise described in Annex A-3. The audited income statement of Diagnostics for the one-year period ended January 2, 1994, which is attached as Annex A-2 hereto, including the notes thereto and information relating thereto set forth in such Annex A-2, and the unaudited income statement of Diagnostics for the six-month period ended July 3, 1994, which is attached as Annex A-2A hereto, including the notes thereto and information relating thereto set forth in such Annex A-2A, in each case (i) was prepared substantially as described in Annex A-3 hereto and (ii) fairly presents in all material respects the results of operations of Diagnostics for such period, in accordance with United States generally accepted accounting principles except as otherwise described in Annex A-3.

          (e)    ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 3.03(e), since June 30, 1994, Diagnostics has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Diagnostics, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) or any change in stockholder's equity with respect to any of Diagnostics' capital stock, (iii) (x) any granting by Diagnostics or any of its subsidiaries to any executive officer of Diagnostics or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect on June 30, 1994, (y) any granting by Diagnostics or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect on June 30, 1994, or (z) any entry by Diagnostics or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a material adverse effect on Diagnostics or (v) any change in accounting methods, principles or practices by Diagnostics materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (f) LITIGATION. Except as disclosed in Schedule 3.03(f), there is no suit, action or proceeding pending or, to the knowledge of Ciba or CCorp, threatened against Diagnostics that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Diagnostics, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Ciba or any of its subsidiaries related to Diagnostics and having or that could reasonably be expected to have any such effect.

          (g)    ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed on
Schedule 3.03(g), since June 30, 1994, there has not been any adoption or amendment in any material respect by Diagnostics or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, severance, disability or death benefit plan providing benefits to any current or former employee, officer or director of Diagnostics, any of its subsidiaries or any other person or entity that, together with Diagnostics, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Diagnostics Commonly Controlled Entity") (collectively, "Diagnostics Benefit Plans") which adoption or amendment is material to the business of Diagnostics. Except as disclosed on such Schedule 3.03(g), there exist no employment, consulting, severance, termination or indemnification agreements between Diagnostics or any of its subsidiaries and any current or former officer or director of Diagnostics or any of its subsidiaries which are material to Diagnostics.

          (h) ERISA COMPLIANCE. (i) Schedule 3.03(h) contains a list and brief description of all Pension Plans, "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Diagnostics Benefit Plans, other than plans maintained outside the United States, that are maintained, or contributed to, by Diagnostics, any of its subsidiaries or any Diagnostics Commonly Controlled Entity for the benefit of any current or former employees, officers or directors of Diagnostics or any of its subsidiaries. Ciba has made available to the Company for its review true, complete and correct copies of (A) each Diagnostics Benefit Plan (or, in the case of any unwritten Diagnostics Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Diagnostics Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Diagnostics Benefit Plan for which such summary plan description is required and (D) each trust agreement and group annuity contract relating to any Diagnostics Benefit Plan.

          (ii) Each Diagnostics Benefit Plan has been administered in all material respects in accordance with its terms. Diagnostics, its subsidiaries and all the Diagnostics Benefit Plans are in compliance in all material respects with the applicable provision of ERISA and the Code. Except as disclosed in
Schedule 3.03(h), all reports, returns and similar documents with respect to the Diagnostics Benefit Plans required to be filed with any governmental agency or distributed to any Diagnostics Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in Schedule 3.03(h), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Diagnostics Benefit Plans), suits or proceedings against or involving any Diagnostics Benefit Plan or asserting any rights or claims to benefits under any Diagnostics Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (iii) Except as disclosed in Schedule 3.03(h), (1) all contributions to, and payments from, the Diagnostics Benefit Plans that may have been required to be made in accordance with the terms of the Diagnostics Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (2) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (each, a "Diagnostics Pension Plan") and (3) no Diagnostics Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

          (iv) Except as disclosed in Schedule 3.03(h), all Pension Plans of Diagnostics have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Ciba or CCorp, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. Ciba has made available to the Company for its review a copy of the most recent determination letter received with respect to Diagnostics Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Ciba has also provided to the Company a list of all Diagnostics Pension Plan amendments as to which a favorable determination letter has not yet been received. No event has occurred that could subject any Diagnostics Pension Plan to tax under
Section 511 of the Code.

          (v) Except as disclosed on Schedule 3.03(h), no Pension Plan that Diagnostics or any of its subsidiaries maintains, or to which Diagnostics or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Diagnostics Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company by Ciba and neither Ciba nor CCorp is aware of any facts or circumstances that would materially change the funded status of any such Pension Plan. Ciba has furnished to the Company the most recent actuarial report or valuation with respect to each Diagnostics Pension Plan. The information supplied to the actuary by the Ciba and any subsidiary thereof for use in preparing those reports or valuations was complete and accurate in all material respects and neither Ciba nor CCorp has any reason to believe that the conclusions expressed in those reports or valuations are incorrect. None of such Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Diagnostics, any of its subsidiaries, any officer of Diagnostics or any of its subsidiaries or any of the Diagnostics Benefit Plans that is subject to ERISA, including any Pension Plan, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Diagnostics, any of its subsidiaries or any officer of Diagnostics or any of its subsidiaries to any tax or penalty under ERISA, the Code or any other applicable law. Neither any of such Diagnostics Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any of the Diagnostics Benefit Plans during the last five years.

          (vi) Except as disclosed in Schedule 3.03(h), no Diagnostics Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability to Diagnostics, which liability has not been fully paid as of the date hereof.

          (vii) Except as disclosed in Schedule 3.03(h), no Diagnostics Commonly Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that could subject Diagnostics to liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c)(i) or (l) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

          (viii) Neither Diagnostics nor any subsidiary of Diagnostics maintains or is obligated to contribute to any Multiemployer Plan.

          (ix) With respect to any Diagnostics Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.03(h), (A) no such Diagnostics Benefit Plan is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (B) each such Diagnostics Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of
Section 498OB(f) of the Code and (c) each such Diagnostics Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Diagnostics or any of its subsidiaries on or at any time after the Closing.

          (i) TAXES. Diagnostics and each of its subsidiaries has timely filed all tax returns and reports required to be filed by them except where failure to timely file would not result in additional material tax liability to Diagnostics. All such returns are complete and accurate except with respect to omissions or inaccuracies the value of which are not material to the business of Diagnostics. Each of Diagnostics and its subsidiaries has paid or caused to be paid all taxes shown as due on such returns and all taxes in each case the amount of which is material to the business of Diagnostics for which no return was filed. No deficiencies for any taxes have been asserted, proposed or assessed against Diagnostics or any of its subsidiaries that have not been paid or otherwise settled, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of Diagnostics and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service or are closed under the statute of limitations for all years through 1990. Diagnostics has not been included in any Federal or state consolidated tax return of another entity.

          (j) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements by any employee, officer or director of Diagnostics or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Diagnostics Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Code).

          (k) INTELLECTUAL PROPERTY. (i) Ciba has made available to the Company a list of all material patents and applications therefor and licenses to use, in each case that are owned or used by Diagnostics and are material to the business, condition (financial or otherwise), results of operations or prospects of Diagnostics, taken as a whole (collectively, the "Diagnostics Intellectual Property Rights"). To the best knowledge of Ciba, except as disclosed in
Schedule 3.03(k), no Diagnostics Intellectual Property Right (A) has been declared invalid, in whole or in part, or abandoned, dedicated, disclaimed or allowed to lapse for nonpayment of fees or taxes or for any other reason or (B) is being infringed by any third party, in each case which could reasonably be expected to have a material adverse effect on Diagnostics.

          (ii) To the best knowledge of Ciba, except as disclosed in Schedule 3.03(f) or 3.03(k), (A) neither

Diagnostics nor any of its subsidiaries during the five years preceding the date of this Agreement has been sued or charged in writing with respect to, or been a defendant in, any claim, suit, action or proceeding including a claim of infringement by Diagnostics or such subsidiary of any intellectual property rights which, if successful, could reasonably be expected to have a material adverse effect on Diagnostics and (B) to the best knowledge of Ciba and CCorp, the conduct by Diagnostics and its subsidiaries of their respective businesses does not infringe the valid intellectual property rights of any other person in any way that could reasonably be expected to have a material adverse effect on Diagnostics.

          (l) MATERIAL CONTRACTS. Schedule 3.03(l) lists all contracts, leases and other agreements to which Diagnostics or any of its subsidiaries is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Diagnostics and its subsidiaries, taken as a whole (the "Diagnostics Material Contracts"). Except as disclosed in Schedule 3.03(l), Schedule 3.03(f) or
Schedule 3.03(k), (i) each Diagnostics Material Contract is in force and in effect except for Material Contracts that have expired in accordance with their terms; (ii) Diagnostics and its subsidiaries have performed all material obligations required to be performed thereby under each Diagnostics Material Contract; (iii) neither Ciba nor any of its subsidiaries has received any written assertion of default under any Diagnostics Material Contract; (iv) neither Ciba nor any of its subsidiaries expects or has received any notice related to any termination or material change to, or proposal with respect to, any of the Diagnostics Material Contracts as a result of the transactions contemplated by this Agreement and the Ancillary Agreements; and (v) neither Ciba nor any of its subsidiaries has knowledge of any material breach or anticipated material breach by any other party to any Diagnostics Material Contract. Ciba has made available to the Company for its review true and complete copies of each Diagnostics Material Contract and each Diagnostics Joint Venture Agreement, together with all amendments, waivers or other changes thereto.

          (m) COMPLIANCE WITH LAWS. (i) Diagnostics and each of its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for absence of Permits and for defaults under Permits which absence or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Diagnostics. Except as disclosed on Schedule 3.03(m), Diagnostics and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity. Except as disclosed on Schedule 3.03(m), neither the FDA nor any corresponding foreign Governmental Entity has alleged that Diagnostics or any of its subsidiaries is in violation of or, to the best knowledge of Ciba and CCorp, threatened to withdraw or revoke, any Permit granted by it to Diagnostics or any of its subsidiaries that is material to the business of Diagnostics, nor is the FDA or any corresponding foreign Governmental Entity currently investigating or, to the best knowledge of Ciba and CCorp, planning to investigate any alleged violation of any such Permit that is material to the business of Diagnostics, nor has the FDA or any corresponding foreign Governmental Entity requested that Diagnostics or any of its subsidiaries cease to investigate, test or market any product that is material to the business of Diagnostics for which Diagnostics or such subsidiary has a Permit from the FDA or such corresponding foreign Governmental Entity to investigate, test or market, as the case may be.

          (ii) Except as not forth in Schedule 3.03(m), (A) neither Ciba nor any of its subsidiaries has received any written communication from a Governmental Entity that alleges that Diagnostics or any subsidiary is not in compliance in any material respect with any Environmental Law and (B) Ciba and CCorp have no knowledge of any environmental materials or information, other than as listed in Schedule 3.03(m), that could reasonably be expected to have a material adverse effect an Diagnostics. Ciba has made available to the Company for its review to all material records and reports of Diagnostics related to any actual or potential material liability of Diagnostics under Environmental Laws.

          SECTION 3.04. REPRESENTATIONS AND WARRANTIES OF CIBA AND CCORP RELATING TO BIOCINE. Ciba and CCorp represent and warrant to the Company as follows:

          (a) JV US HOLDINGS SHARES. All of the issued and outstanding shares of capital stock (the "JV US Holdings Shares") of Ciba-Geigy Biocine Corporation ("JV US

Holdings") are owned by Ciba, CCorp or a wholly owned subsidiary of Ciba, free and clear of any Liens. Except for the JV US Holdings Shares, no shares of capital stock or other voting securities of JV US Holdings were issued, reserved for issuance or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the JV US Holdings ("JV US Holdings Stock Equivalents"). When sold to the Company, the JV US Holdings Shares will be duly authorized, validly issued, fully paid and non-assessable. Other than this Agreement and the Ancillary Agreements, the JV US Holdings Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividing or distribution of the JV US Holdings Shares. There are no outstanding bonds, debentures, notes or other indebtedness of JV US Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of JV US Holdings may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which JV US Holdings is a party or by which JV US Holdings is bound obligating JV US Holdings to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or JV US Holdings Stock Equivalents or obligating JV US Holdings or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Ciba has made available to the Company for its review complete and correct copies of the Certificate of Incorporation and By-laws of JV US Holdings as amended to the date of this Agreement.

          (b) JV US Holdings has good, legal and valid title to a 50% general partnership interest (the "Biocine US Equity") in the Biocine Company, a Delaware general partnership (the "Biocine Company"), free and clear of any Liens. Other than the Biocine US Equity, JV US Holdings has no material assets, and JV US Holdings has no material liabilities (whether absolute, accrued, contingent or otherwise) unrelated to its being a general partner in the Biocine Company. JV US Holdings has not engaged in any activities other than in connection with the business of the Biocine Venture.

          (c) Ciba has good, legal and valid title to 50% equity interest (the "JV Vax Shares") in JV Vax, B.V. ("JV Vax", and together with the Biocine Company, the "Biocine Venture"), free and clear of any Liens.

          SECTION 3.05. SURVIVAL OF REPRESENTATIONS REGARDING DIAGNOSTICS. The representations and warranties of Ciba contained in Section 3.03 of this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 12 months after the Closing Date. In the event notice of any claim for indemnification under Section 3.06 hereof shall have been given (within the meaning of Section 7.02) within the one-year survival period, the representations and warranties that are the subject of such indemnification claim shall survive, solely with respect to such claim, until such time as such claim is finally resolved.

          SECTION 3.06. INDEMNIFICATION BY CIBA WITH REGARD TO DIAGNOSTICS REPRESENTATIONS. (a) Ciba hereby agrees that it shall indemnify, defend and hold harmless the Company, its subsidiaries and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees) (collectively, the "LOSSES") imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties, directly or indirectly relating to or arising out of, subject to Section 3.06(b), any breach of any representation or warranty made by Ciba contained in this Agreement for the period such representation or warranty survives.

          (b) Ciba shall not be liable to the Indemnified Parties for any Losses with respect to the matters contained in Section 3.06(a) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $2,500,000 and then only for all such Losses in excess thereof up to an aggregate amount equal to $100,000,000.

          SECTION 3.07. INDEMNIFICATION PROCEDURES. With respect to third party claims arising under Section 3.06, all such claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this
Section 3.07. In the event that any written claim or demand for which Ciba would be liable to any Indemnified Party under Section 3.06 is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify Ciba of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "CLAIM NOTICE"). Ciba shall promptly but in no event more than 45 days from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") notify the Indemnified Party (a) whether or not Ciba disputes the liability of Ciba to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All reasonable costs and expenses incurred by Ciba in defending such claim or demand shall be a liability of, and shall be paid by, Ciba; PROVIDED, HOWEVER, that the amount of such costs and expenses that shall be a liability of Ciba hereunder shall be subject to the limitations set forth in Section 3.06(b) hereof. Except as hereinafter provided, in the event that Ciba notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, Ciba shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; PROVIDED that if the claim or demand could involve the imposition of a consent order, injunction or decree against the Company, then such reasonable costs and expenses of the Indemnified Party shall constitute amounts indemnifiable under Section 3.06. The Indemnified Party shall not settle a claim or demand for which it is indemnified by Ciba without the written consent of Ciba, which will not be unreasonably withheld. Ciba shall not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree or any other limitation which would materially restrict the future activity or conduct of the Indemnified

Party or any subsidiary or Affiliate thereof. If Ciba elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of Ciba hereunder, subject to the limitations set forth in Section 3.06(b) hereof. To the extent Ciba shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give Ciba and its counsel access to, during normal business hours, the relevant business records and other documents, shall permit then to consult with the employees and counsel of the Indemnified Party and shall provide such other assistance as is reasonably requested by Ciba.

          SECTION 3.08. TAX INDEMNITY REGARDING DIAGNOSTICS. (a) Ciba shall indemnify the Company for any taxes imposed on Diagnostics with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date, except (i) to the extent such taxes are reflected on the July 3, 1994 Balance Sheet and (ii) to the extent any such taxes are paid by Ciba, Diagnostics or any of their affiliates on or prior to the Closing Date. With respect to any taxes for a taxable period that includes but does not end on the Closing Date, the amount of taxes subject to indemnification hereunder shall be calculated as if such taxable period ended as of the close of business on the Closing Date, except that property taxes calculated on an annual basis shall be prorated based on the number of days in the annual period elapsed through the Closing Date compared to the number of days in the annual period elapsing after the Closing Date.

          (b) Ciba represents to the Company that the amount of "net operating losses" ("NOLs") available to Diagnostics for Federal income tax purposes immediately prior to the Closing is equal to at least $42,000,000. If the amount of NOLs so available as of such time is actually less than the amount set forth in the preceding sentence, Ciba shall indemnify the Company to the extent that the liability of Diagnostics for Federal income taxes for any taxable period beginning on or after the Closing Date is actually increased by reason of the inaccuracy of such representation. Ciba makes no representation with respect to the ability of Diagnostics or any such Federal consolidated group to use after the Closing Date any NOLs available immediately prior to the Closing Date, and Ciba shall not have any indemnity obligation hereunder to the extent that Diagnostics (or any such Federal consolidated group) is unable to use after the Closing Date NOLs available immediately prior to the Closing Date.

          (c) Ciba shall control all aspects of any audit or examination by any taxing authority, and any administrative or judicial proceedings relating to or resulting from any such audit or examination, that might result in Ciba's being required to make an indemnity payment pursuant to paragraph (a) or (b) (any such audit; examination, administrative proceeding or judicial proceeding, a "Relevant Proceeding"). The Company and its affiliates (including Diagnostics) shall promptly notify Ciba in writing upon their learning of the pendency of a Relevant Proceeding and shall fully cooperate with Ciba in the conduct of such Relevant Proceeding. Without the prior written consent of Ciba, neither the Company nor any of its affiliates (including Diagnostics) shall settle or compromise any claim for taxes that might result in Ciba's being required to make an indemnity payment pursuant to paragraph (a) or (b).

                                      ARTICLE IV

                      COVENANTS RELATING TO CONDUCT OF BUSINESS
                            OF THE COMPANY AND DIAGNOSTICS

          SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the first day on which each of the three persons designated on Schedule 2.01 of the Governance Agreement shall have become Directors of the Company, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, scientists and other employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, joint ventures and others having business dealings with them except to the extent that the failure to do so could not reasonably be expected to have an adverse effect on the Company. Without limiting the generality of the foregoing, the Company shall not take or permit any of its subsidiaries to take any action (including any omission to take an action) that would require the approval of Ciba or a majority or all of the Investor Directors (as defined in the Governance Agreement) after the Closing (assuming solely for this purpose that Ciba's Percentage Interest (as defined in the Governance Agreement) is at least 40%. During the period from the date of this Agreement to the first day on which each of the three persons designated on
Schedule 2.01 of the Governance Agreement shall have become Directors of the Company, the Company shall not, and shall not permit any of its subsidiaries to, without first consulting with Ciba (which consultation shall include providing Ciba with prior opportunity to meet with management of the Company and, if requested by Ciba, to meet with the Company's Board of Directors in the event it has acted or is acting on such matter):

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company or any of its subsidiaries to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other equity securities, except for shares repurchased or redeemed pursuant to any existing employment arrangements;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of new employee Stock Options under existing employee benefit plans or Common Stock upon the exercise or conversion of Stock Options, warrants or convertible securities outstanding on the date of this Agreement and in accordance with their present terms, (y) the purchase of Common Stock pursuant to the 1988 Employee Stock Purchase Plan, in accordance with its present terms and (z) the issuance and sale of the New Shares in accordance with the terms hereof);

          (iii) in the case of the Company amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any material business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material Intellectual Property or any other material properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (vi)   enter into any material research and development Joint
     Ventures or other research and development arrangements with third parties or enter into any agreement that would materially restrict Ciba's potential access to the Company's current or future Intellectual Property or products of the Company or its subsidiaries;

          (vii) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to the Company or any direct or indirect wholly owned subsidi-ary of the Company, (2) pursuant to existing contractual rights and (3) non-material loans or advances to employees in the ordinary cause of business consistent with past practice;

          (viii) make or agree to make any new capital expenditure or expenditures (other than capital expenditures which are contained in a duly approved budget of the Company as of the date hereof, which, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000;

          (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (x)    change any accounting policy or procedure;

          (xi) withdraw any application, pending or granted, for a Permit to investigate, test or market, or for the governmental license of, any product; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions;

IT BEING UNDERSTOOD that nothing in this sentence shall in any way constitute an exception to the Company's obligations under the first two sentences of this
Section 4.01(a).

          (b) CONDUCT OF DIAGNOSTICS BUSINESS. During the period from the date of this Agreement to the Closing, Ciba and CCorp shall cause Diagnostics and its subsidiaries to carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, scientists and other employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, joint ventures and others having business dealings with them except to the extent that the failure to do so could not reasonably be expected to have an adverse effect on Diagnostics. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, Ciba and CCorp shall cause Diagnostics and its subsidiaries to not:

          (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Diagnostics to its parent except as contemplated by this Agreement;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

          (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Diagnostics and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material Diagnostics Intellectual Property or any other material properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (vi) enter into any material research and development Diagnostic Joint Ventures or other material research and development arrangements with third parties or enter into any agreement that would materially restrict the Company's potential access to current or future Diagnostics Intellectual Property or products of Diagnostics or its subsidiaries;

          (vii) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Diagnostics or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to Diagnostics or any direct or indirect wholly owned subsidiary of Diagnostics, (2) pursuant to existing contractual rights and (3) non-material loans or advances to employees in the ordinary course of business consistent with past practice;

          (viii) make or agree to make any new capital expenditure or expenditures (other than capital expenditures which are contained in a duly approved budget of Diagnostics as of the date hereof) which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

          (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Diagnostics Balance Sheet or incurred in the ordinary course of business consistent with past practice;

          (x)    change any accounting policy or procedure;

          (xi) withdraw any application, pending or granted, for a Permit to investigate, test or market, or for the governmental license of, any product; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (c) OTHER ACTIONS. The Company, Ciba, CCorp and Holdings shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Ancillary Agreements that are qualified as to materiality becoming untrue,
(ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article II not being satisfied.

          (d) ADVICE OF CHANGES. The Company and Ciba shall promptly notify the other of any change or event having, or that, insofar as can reasonably be foreseen, would have, a material adverse effect on such party.

          SECTION 4.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any takeover proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, that to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of a takeover proposal, following delivery to Ciba of the notice required pursuant to Section 4.02(c), participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall

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                                                                             51


be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a tender or exchange offer, a merger or other business combination or a sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in or a material amount of voting securities or assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay, or which would or could reasonably be expected to materially dilute the benefits to Ciba of, the transactions contemplated hereby or by the Ancillary Agreements.

          (b) Subject to the following sentence, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Ciba, CCorp or Holdings, the approval or recommendation by such Board of Directors of the Offer or the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) approve or authorize the Company's entering into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may (subject to the following sentences) withdraw or adversely modify its approval or recommendation of the Offer and the other transactions contemplated hereby and approve or recommend any such superior proposal, approve or authorize the Company's entering into an agreement with respect to such superior proposal, approve the solicitation of additional takeover proposals or terminate this Agreement, in each case at any time after the fourth business day following notice to Ciba (a "Notice of Superior Proposal") advising Ciba that the Board of Directors has received a superior proposal, specifying the material term of the structure of such superior proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a takeover proposal that was a superior proposal at the time


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                                                                             52


of delivery of a Notice of Superior Proposal continues to be a superior proposal in light of any improved transaction proposed by Ciba prior to the expiration of the four business day period specified in the preceding sentence. In addition, if the Company proposes to withdraw or adversely modify its approval or recommendation of the Offer and the other transactions contemplated hereby or to solicit additional takeover proposals or to enter into an agreement with respect to any takeover proposal, concurrently with withdrawing or adversely modifying such approval or recommendation, approving such solicitation or entering into such agreement, the Company shall pay, or cause to be paid, to Ciba the Expense Fee (as defined in Section 5.05(b)) and, in the event the Company shall enter into such an agreement, the agreement shall provide for the payment to Ciba of the Termination Fee (as defined in Section 5.05(c)) upon the consummation of the transaction contemplated by such agreement. For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, a material equity interest in or a material amount of voting securities or assets of the Company or any of its Significant Subsidiaries for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company's stockholders than the transactions contemplated by this Agreement and the Ancillary Agreements (or otherwise proposed by Ciba as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth business day following Ciba's receipt of a Notice of Superior Proposal provided that the Company does not withdraw or modify its position with respect to the Offer or the other transactions contemplated hereby or approve or recommend a takeover proposal.

          (c) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise Ciba of the existence of any request for information or of any takeover proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, any takeover proposal.

          (d) If the Company shall have determined to solicit additional takeover proposals as permitted by this


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                                                                             53


Section 4.02, Ciba shall be allowed to submit a bid or proposal, which need not contemplate the structure or business contributions provided for by this Agreement or the terms of the Governance Agreement or any other Ancillary Agreement (a "Ciba Alternative Transaction"), and Ciba otherwise shall have the right to participate in the solicitation and have its bid or proposal evaluated on a basis no less than favorable as any other participant in the solicitation. Without limiting the foregoing, the Company shall not condition Ciba's ability to submit a bid or proposal on a waiver of any rights of Ciba or its Affiliates pursuant to any collaboration agreement, including the agreements related to the Biocine Venture.

          (e) If the material terms of any takeover proposal are publicly announced or otherwise become publicly available and as a result the Offer and the other the transactions contemplated hereby are not reasonably likely to be consummated, and the Company shall not have determined to solicit additional takeover proposals, the Company shall not take, or omit to take, any action if as a result of such action or omission the ability of Ciba to improve the terms of the transactions contemplated hereby, or the ability of Ciba to propose, obtain any necessary stockholder approval of and consummate any Ciba
Alternative Transaction that offers value to the Company's stockholders at least as great as the value available from the transactions contemplated hereby would be adversely affected as compared to the ability of any other Person proposing a takeover proposal to obtain the approval of the Company's stockholders thereof or to otherwise consummate such takeover proposal. Without limiting the generality of the foregoing, the Company shall not take any action that would enhance the ability of any other Person proposing a takeover proposal to obtain the approval of the Company's stockholders or otherwise consummate such takeover proposal (including taking any action with respect to amending, modifying or waiving any provision of the Rights Plan or granting any approval pursuant to
Section 203 of the Delaware General Corporation Law) without also taking a comparable action that would similarly enhance the ability of Ciba to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, a Ciba Alternative Transaction and concurrently withdrawing any impediments to a Ciba Alternative Transaction that do not similarly impede such other Person; PROVIDED, HOWEVER, that nothing in this Section 4.02 shall prevent the Company from entering into a binding agreement with respect to a takeover proposal if the Company is otherwise in compliance with this Article IV.

                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

          SECTION 5.01. CONSOLIDATION. Ciba and CCorp agree that, unless otherwise required by applicable accounting standards, neither Ciba nor CCorp shall cause the Company's accounts to be consolidated with its accounts for financial accounting purposes for any period in which Ciba does not own or control at least 50% of the outstanding Common Stock or the Voting Power (as defined in the Governance Agreement).

          SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Each of the Company and Ciba shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records (in the case of Ciba, only to the extent it relates to Diagnostics or the Biocine Venture and, during such period, each of the Company and Ciba shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel (in the case of Ciba, only to the extent it relates to Diagnostics or the Biocine Venture) as such other party may reasonably request. Except as required by law, each of the Company and Ciba shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, in confidence any nonpublic information obtained from the other pursuant to this
Section 5.02 until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its best efforts to cause such persons not to disclose such information to others without the prior written consent of the Company or Ciba, as the case may be. In the event of the termination of this Agreement for any reason, the


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Company and Ciba shall promptly return or destroy all documents containing nonpublic information so obtained from the other party or any of its subsidiaries and any copies made of such documents.

          SECTION 5.03. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action requested by Ciba reasonably necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Ancillary Agreements or any transaction contemplated by this Agreement or the Ancillary Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement, take all action reasonably requested by Ciba and within the Company's power to permit the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise take such actions as are reasonably requested by Ciba and within the Company's power to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 4.02(b).

          (b) The Company shall give prompt notice to Ciba, and Ciba shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement or any Ancillary Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Ancillary Agreements.

          SECTION 5.04. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(l)) requested in writing by Ciba in order to render the Rights inapplicable to Ciba, CCorp and Holdings in connection with consummation of the transactions contemplated hereby and by the Ancillary Agreements. Except as requested in writing by Ciba, the Board of Directors of the Company shall not (i) amend the Rights Agreement in a manner adverse to Ciba or Holdings or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Rights); in each case except as otherwise expressly permitted under Section 4.02(b).

          SECTION 5.05. FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the sale of the New Shares on the terms contemplated hereby is consummated.

          (b) The Company shall pay, or cause to be paid, to Ciba a fee of $5,000,000 in same day funds (the "Expense


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                                                                             57


Fee"), payable as partial reimbursement of Ciba's out-of-pocket expenses:

          (i) upon demand, unless this Agreement is terminated by the Company and Ciba, CCorp or Holdings shall have failed to perform in any material respect any of its obligations under this Agreement, if this Agreement is terminated pursuant to Section 6.01(a)(ii) as a result of the failure of any condition set forth in clauses (i), (ii) or (iv) of paragraph (e), or paragraph (f) or (g) of Exhibit A; or

          (ii) upon demand, unless this Agreement is terminated by the Company and Ciba, CCorp or Holdings shall have failed to perform in any material respect any of its obligations under this Agreement if, (x) at any time on or after the date of this Agreement until one year following any termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Ciba or any of its affiliates) shall have acquired, directly or indirectly, the Company, all or substantially all its assets or more than 33-1/3% of the shares of Common Stock then outstanding or entered into any agreement providing for such a transaction, and (y)(A) on or after the date of this Agreement and prior to the expiration of the Offer, any person or group shall have made a takeover proposal, (B) the Offer, if required to have been commenced, shall have remained open until the scheduled expiration date immediately following the date such takeover proposal was first publicly announced and
     (C) this Agreement shall have been terminated pursuant to Section 6.01(a)(ii).

Notwithstanding the foregoing, if the transactions contemplated by this Agreement as a Ciba Alternative Transaction involving the transfer Diagnostics or the Ciba Biocine Business to the Company is thereafter consummated, Ciba shall in connection therewith refund the Expense Fee, together with interest at the prime rate of Chemical Bank in New York City, to the Company.

          (c) The Company shall pay, or cause to be paid, to Ciba an additional fee of $50,000,000 in same day funds (the "Termination Fee"), unless this Agreement is terminated by the Company and Ciba, CCorp or Holdings shall have failed to perform in any material respect any of its obligations under this Agreement, concurrently with the consummation of


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                                                                              58


(i) any transaction pursuant to an agreement entered into in accordance with
Section 4.02(b), (ii) any other transaction within the definition of a "takeover proposal" that is consummated at any time on or after the date of this Agreement until one year following any termination of this agreement with any party to such agreement or any other person that made a takeover proposal prior to termination of the Agreement or (iii) any other transaction with respect to which the Expense Fee is (or if already paid would have been) paid under paragraph (b) (ii) above.

          SECTION 5.06. PUBLIC ANNOUNCEMENTS. Ciba, CCorp and Holdings, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 5.07. STOCKHOLDER LITIGATION. The Company shall give Ciba the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements; PROVIDED, HOWEVER, that no such settlement shall be agreed to until the Company has consulted with Ciba.

          SECTION 5.08. CCD EMPLOYMENT ARRANGEMENTS. (a) CCorp and Diagnostics shall take such actions as shall be necessary to cease, effective on the Closing Date, accrual of benefits under each U.S. Diagnostics Benefit Plan that is a defined benefit pension plan and each supplemental retirement plan covering U.S. employees of Diagnostics and its subsidiaries. CCorp shall assume full sponsorship of, and all liability under, each such plan effective on the Closing Date. Neither Diagnostics nor the Company shall at any time after the Closing Date have any responsibility for the administration of, or liability under, those plans; provided that Diagnostics shall reimburse CCorp for the cost of benefits under each supplemental plan to the extent that such benefits are attributable to contributions that would have been made to Diagnostics' Investment Plan but for limitations of the Internal Revenue Code.

          (b) CCorp and Diagnostics shall take such actions as shall be necessary to terminate, effective on the Closing Date, retiree health, dental and life benefit coverage for all Diagnostics and subsidiaries employees not then receiving those benefits and shall assume all liability for any such benefits, whether for current or future retirees, and full sponsorship of any plan providing such a benefit. Neither Diagnostics nor the Company shall at any time after the Closing Date have any responsibility for the administration of, or liability under, those plans. However, if the Company so elects within ten (10) days of the date hereof, the termination date shall be extended to the end of a period (not to exceed ninety (90) days following the Closing), which notice shall be given as soon as practicable following the date of such election, in which case Diagnostics shall reimburse CCorp for fifty percent of the cost of such benefits provided with respect to eligible employees who give notice to retire and retire during such part of such extension period as falls after the Closing Date.

          (c) As soon as practicable following the Closing Date, U.S. Diagnostics employees shall be eligible to participate in the Company's 401(k) Plan in accordance with its terms and the assets (in cash) and liabilities of the Diagnostics Investment Plan shall be transferred to the Company's 401(k) Plan. Diagnostics employees shall be credited with their period of service with Diagnostics for purposes of eligibility and vesting under the Company's 401(k) Plan.

          (d) On or as soon as practicable following the Closing Date, U.S. Diagnostics employees shall generally be entitled to participate in the welfare benefit plans and stock option plans generally made available to similarly situated employees of the Company and shall be treated no less favorably than similarly situated employees of the Company and such employees shall cease to participate in Diagnostics welfare benefit plans, except to the extent that the Company determines to continue the Diagnostics benefits (other than retiree benefits). CCorp and Diagnostics shall cooperate with the Company in facilitating such change in benefits. If such change occurs other than on the first day of a plan year, Diagnostics employees' credits for expenses incurred toward deductibles and co-payments under Diagnostics' plans before the change shall be credited to them under the Company's plans for the remainder of the year of change.

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                                                                             60


          (e) The Company shall negotiate in good faith, after consulting with Ciba, regarding appropriate terms pursuant to which the Company or a subsidiary thereof shall employ C. William Zadel as the chief operating officer of the businesses constituting Diagnostics for a period of five years following the Closing, which terms shall be reasonably satisfactory to Ciba. If the Company does not employ C. William Zadel after the Closing, it shall provide him with severance payments in an amount which shall be at least equal to the aggregate salary and other compensation that he would have received over the three year period following the Closing based on his current salary and other compensation.

          SECTION 5.09. NASDAQ LISTING. The Company shall use its best efforts to cause the Common Stock to continue to be included in The Nasdaq National Market ("NASDAQ") after the Closing.

          SECTION 5.10. 1988 AGREEMENT. The Company hereby waives the provisions of Section 9 of the 1988 Agreement to the extent necessary to permit the purchase by Holdings of shares of Common Stock pursuant to the Offer and the consummation of the Share Issuances and the other transactions contemplated hereby and by the Ancillary Agreements. The parties hereto hereby agree that the 1988 Agreement will terminate as of the Closing Date, PROVIDED that Section 10.01 thereof shall continue in effect with respect only to information disclosed by the Company to Ciba after November 14, 1988, and prior to October 18, 1994, in accordance with the terms of such agreement.

          SECTION 5.11. ONGOING DIAGNOSTICS ARRANGEMENTS. Notwithstanding anything in Section 4.01 to the contrary, all agreements between Diagnostics or any of the its subsidiaries on the one hand and Ciba or any of its other subsidiaries on the other hand shall terminate at or prior to the Closing
Date; PROVIDED that the cross-licenses between such persons shall remain in place with respect to intellectual property that is owned by either party as of the date hereof, but shall not remain in place with respect to intellectual property of the parties developed or acquired on or after the Closing Date. Ciba agrees that it and its subsidiaries shall provide to Diagnostics and its subsidiaries at cost any administrative services, trademark support services and other services, including incidental research and development services, which they currently provide to Diagnostics for a reasonable period after the Closing Date. The parties shall negotiate in good faith regarding an agreement to continue some or all of the arrangements contained in such agreements including with respect to research and development agreements.

          SECTION 5.12. CIBA GUARANTEE; REVOLVING CREDIT FACILITY. (a) At or as soon as practicable after the Closing, but in no event prior to the Company's execution and delivery of the Reimbursement Agreement (as defined below), Ciba shall issue to a bank selected by Ciba and reasonably acceptable to the Company (the "Selected Bank") a guarantee for the benefit of the Company (the "Ciba Guarantee") pursuant to which Ciba shall guarantee the obligations of the Company under a revolving credit facility denominated in U.S. dollars (the "Credit Facility") provided by the Selected Bank. The Ciba Guarantee shall be reasonably satisfactory in form and substance to Ciba and to the Selected Bank (it being understood that Ciba will agree to customary terms for guarantees of the type contemplated hereby). The Ciba Guarantee shall expire on the eighth anniversary of the date hereof (the "Guarantee Termination Date").

          (b) Simultaneously with the issuance of the Ciba Guarantee and subject to the Company's execution and delivery of the Reimbursement Agreement, Ciba shall cause the Selected Bank to enter into appropriate agreements with the Company setting forth the terms and conditions of the Credit Facility. The Credit Facility will be provided to the Company on the following terms and conditions and on such other terms and conditions that are customary to revolving credit facilities of its type: (i) the principal amount of the Credit Facility that may be outstanding at any time is $425,000,000 (as the same may be reduced in accordance with the next sentence, the "Maximum Borrowing Amount"). The Maximum Borrowing Amount shall be reduced by $1.50 for each $1.00 in additional funding (up to $50,000,000 in such additional funding) requested by the Company under the Research and Development Agreement in accordance with Exhibit B hereto; and PROVIDED FURTHER that the Company shall thereupon repay any outstanding amounts under the Credit Facility to the extent such amounts exceed the Maximum Borrowing Amount; (ii) the Company may not borrow or reborrow any amounts under the Credit Facility after the fifth anniversary of the Closing unless Ciba and the Company otherwise agree; (iii) the Company shall if the Index Debt could reasonably be expected to be rated Investment Grade by Moody's or S&P (each as defined in the Governance Agreement) in the event that the Ciba Guarantee immediately terminated (the "Investment Grade Condition") as of the fifth anniversary hereof, then the Company shall promptly repay or refinance (without the benefit of the Ciba Guarantee) all principal amounts outstanding under the Credit Facility and the Credit Facility and the Ciba Guarantee shall thereupon terminate; PROVIDED, HOWEVER, that if the Investment Grade Condition is not then satisfied, then the Credit Facility and the Ciba Guarantee shall remain in place and the principal amount of the Credit Facility shall be repaid in equal installments on a quarterly basis over the period from such fifth anniversary to the Guarantee Termination Date; and (iv) the interest rate payable under the Credit Facility shall be equal to the applicable cost of funds of CCorp.

          (c) Simultaneously with the issuance of the Ciba Guarantee, the Company shall execute and deliver a reimbursement agreement (the "Reimbursement Agreement") in form and substance satisfactory to Ciba and the Company pursuant to which the Company shall agree to reimburse Ciba for any payments made by Ciba pursuant to the Ciba Guarantee as well as all reasonable out-of-pocket costs and expenses incurred by Ciba in connection with the Ciba Guarantee. The Company's obligations under the Reimbursement Agreement shall be fully collateralized by the Reimbursement Agreement Collateral. The "Reimbursement Agreement Collateral" shall mean any collateral, including equity securities of the Company, that are reasonably acceptable to Ciba. The Reimbursement Agreement shall contain a negative pledge covenant with respect to the Reimbursement Agreement Collateral and such other terms and conditions as are customary to reimbursement agreements of its type.

          SECTION 5.13. STOCKHOLDER APPROVAL OF SHARE ISSUANCES. The Company represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted a resolution recommending that if the approval of the stockholders is required under the NASDAQ rules for the issuance of any shares of Common Stock issuable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the "Share Issuances"), the Company's stockholders approve such Share Issuances. The Company agrees that a vote of its stockholders to approve such Share Issuances will be held at the next regularly schedule stockholders meeting if such approval is so required under the NASDAQ rules.

          SECTION 5.14. EMPLOYEE STOCK OPTION ARRANGEMENTS. Each of Ciba and the Company shall take all actions necessary to implement the arrangements regarding employee Stock Options of the Company agreed upon by the parties hereto and set forth in Sections 5.14(a) through (f) below.

          (a) Each holder listed on Schedule 5.14(a) of outstanding employee Stock Options which may be exercised as of the date hereof in accordance with their terms, the number of which options held by such holder and the expiration dates and exercise prices thereof being listed on Schedule 5.14(a) ("Vested Options"), shall have the right, (the "Vested Option Payment Right") but not the obligation to receive from the Company, and the Company shall pay to such holder upon the exercise of the Vested Option Payment Right, the Option Participation Payment on the number of Vested Options with respect to which the Vested Option Payment Right is exercised by such holder; PROVIDED that such holder may only so exercise the number of Vested Options held by such holder in any Options Tranche equal to the product of (x) the entire number of options held by such holder in such Options Tranche and (y) the Percentage Factor, rounded to the nearest whole number. The Vested Option Payment Right shall be exercisable by a holder of Vested Options at any time prior to the expiration date thereof by written notice to the Company, who shall then promptly notify Ciba of such exercise; PROVIDED that upon the exercise of the Vested Option Payment Right with respect to any Vested Options, such Vested Options with respect to which the Vested Option Payment Right was exercised shall be immediately cancelled, and the Company shall have no obligation to make the Option Participation Payment with respect to such Vested Options until they have been cancelled. "Option Participation Payment" shall mean, with respect to any options of the same Options Tranche, a cash payment by Ciba in an amount equal to the Offer Price MINUS the exercise price of such options. An "Options Tranche" shall mean any series of options with the same expiration date and exercise price.

          (b) Each holder listed on Schedule 5.14(b) of outstanding employee Stock Options (other than Type B Non-Vested Options (as defined below)) which may not be exercised as of the date hereof in accordance with their terms, the number of which options held by such holder and the expiration dates and exercise prices thereof being listed on Schedule 5.14(b) ("Type A Non-Vested Options"), shall have the right (the "Type A Non-Vested Option Payment


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                                                                             64


Right") but not the obligation to receive from the Company, and the Company shall pay to such holder upon the exercise of the Type A Non-Vested Option Payment Right, the Option Participation Payment on the number of Type A Non-Vested Options with respect to which the Type A Non-Vested Option Payment Right is exercised by such holder; PROVIDED that such holder may only so exercise the number of Type A Non-Vested Options held by such holder in any Options Tranche equal to the product of (x) the entire number of options held by such holder in such options Tranche and (y) the Percentage Factor, rounded to the nearest whole number. The Type A Non-Vested Option Payment Right shall be exercisable by a holder of Type A Non-Vested Options at any time after such options became exercisable in accordance with their terms and prior to the expiration date of such options by written notice to the Company, who shall then promptly notify Ciba of such exercise; PROVIDED that upon the exercise of the Type A Non-Vested Option Payment Right with respect to any Type A Non-Vested Options, such Type-A Non-Vested Options with respect to which the Type A Non-Vested Option Payment Right was exercised shall be immediately cancelled, and the Company shall have no obligation to make the Option Participation Payment with respect to such Type A Non-Vested Options until they have been cancelled.

          (c) At or as soon as practicable after the Closing, the Company shall make a cash payment to each holder listed on Schedule 5.13(c) of employee Stock Options with respect to which the holder's exercise right is not vested as of the date hereof, the number of which options held by each holder and the expiration dates and exercise prices thereof being listed on
Schedule 5.13(c) (the "Type B Non-Vested Options") equal to, with respect to each series of options with the same exercise price, the product of (x) the Offer Price MINUS the exercise price of such options and (y) the Percentage Factor, rounded to the nearest whole number.

          (d) If the Company determines that shareholder approval of any right to a payment under this Section 5.14 is required or desirable for regulatory purposes, the grant of such right shall be subject to such approval and no grant of such right or payment under such right shall be made before such approval. The Company may impose such further conditions upon any such right as it shall deem appropriate or necessary to assure compliance with regulatory rules.

Ciba agrees to vote any shares owned or controlled by Ciba or any affiliate in favor of such approval.

          (e) The Company shall notify Ciba of each payment made by it pursuant to Sections 5.14(a) through (d) and Ciba shall promptly reimburse the Company for the amount of each such payment, PROVIDED that in the case of Sections 5.14(c) and 5.14(b) the options with respect to which such payments were made shall have been canceled at the time of such notice.

          (f) At or immediately after the Closing, the Company shall issue employee Stock Options to purchase shares of Common Stock not to exceed 1,000,000 such employee Stock Options; PROVIDED that the exercise price of such options shall be the fair market value of the options as defined in the applicable stock options plan.

          SECTION 5.15. DIAGNOSTICS BALANCE SHEET. (a) At the Closing, Ciba shall cause Diagnostics to have net shareholder's equity (in the determination of which pensions and other post retirement benefit liabilities will be deemed to be zero) of not less than $188,651,000 and no indebtedness except as set forth in Section 5.15 (b) below.

          (b) At the Closing, Diagnostics shall continue to be obligated under indebtedness to third parties in accordance with the terms thereof. In addition, at Closing Diagnostics shall have a debt obligation to Ciba or its subsidiaries in principal amount equal to $100,000,000 LESS such third party indebtedness with the following terms: (i) the principal and accrued interest will be due and payable on the fifth anniversary of the Closing Date; (ii) interest will accrue and not be payable until such fifth anniversary, at which time it will be payable in full; and (iii) the interest rate will be the applicable cost of funds of CCorp.

          SECTION 5.16. RESEARCH AND DEVELOPMENT AGREEMENT. As soon as practicable after the Closing, Ciba and the Company shall negotiate in good faith the terms of a Research and Development Agreement, which shall contain the terms set forth on Exhibit B hereto as well as such other terms as may be reasonably agreed by Ciba and the Company.

          SECTION 5.17. EXCESS PARACHUTE PAYMENTS. If any payments made under
Section 5.14, alone or when aggregated with other compensation payable to any individual, constitute an "excess parachute payment" within the meaning of Section 280G of the Code and/or would subject such individual to a tax under Section 4999 of the Code (or successor or similar provisions, to the extent identified in Schedule 3.01(j) the Company may pay such individual such additional amount or amounts as shall be necessary to assure that, on any date, the net after-tax amount realized by Executive from the compensation paid hereunder plus such additional amount shall equal the net-after tax amount that such individual would have realized from the compensation payable hereunder if such additional tax were not imposed; PROVIDED that, notwithstanding anything in Section 5.14 to the contrary, neither Ciba nor any of its subsidiaries shall have any obligation to reimburse the Company for any such payments.

                                      ARTICLE VI

                          TERMINATION, AMENDMENT AND WAIVER

          SECTION 6.01. TERMINATION. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i)    by mutual written consent of Ciba and the Company;

          (ii) by either Ciba or the Company if (x) as the result of the failure of any of the conditions set forth in paragraphs (a) through (h) of Exhibit A to this Agreement, Holdings shall have failed to commence the Offer in the time required by this Agreement or (y) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Holdings having accepted for payment any shares of Common Stock pursuant to the Offer;

          (iii) by Ciba if any of the conditions set forth in Section 2.01 shall have been incapable of fulfillment, and shall not have been waived by Ciba;

          (iv)   by the Company if any of the conditions set forth in Section
     2.02 shall have become incapable of
     fulfillment, and shall not have been waived by the Company; or

          (v)    by the Company in accordance with the provisions of Section
     4.02(b).

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by the Company or Ciba pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by either party.

          SECTION 6.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Ciba as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Ciba, CCorp, Holdings or the Company, other than the provisions of Section 3.01(n), Section 3.02(b), Sections 4.02 (c) and (d), the last two sentences of Section 5.02, Section 5.05, this Section 6.02 and
Article VII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the Ancillary Agreements.

          SECTION 6.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters, if any, presented in connection with this Agreement by the stockholders of the Company; PROVIDED, HOWEVER, that, after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 6.04. EXTENSION; WAIVER. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or

(c) subject to the proviso of Section 6.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 6.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 6.02, an amendment of this Agreement pursuant to Section 6.03 or an extension or waiver pursuant to
Section 6.04 shall, in order to be effective, require in the case of Ciba, CCorp, Holdings or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                     ARTICLE VII

                                  GENERAL PROVISIONS

          SECTION 7.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing except as and to the extent otherwise expressly provided in Section 3.05. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

          SECTION 7.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

          If to Ciba, to:

          CIBA-GEIGY LIMITED
          CH 4002
          Basel, Switzerland
          Attention:     Chief Legal Officer
          Facsimile:     41-61-696-5419

          with a copy to:

          Attention: Herbert Art
          Facsimile: 41-61-696-5419

          If to the Company, to:

          CHIRON CORPORATION
          4560 Horton Street
          Emeryville, CA 94563
          Attention: President
          Facsimile: (510) 655-3282
          with a copy to:

          Attention: General Counsel
          Facsimile: (510) 654-5360

          If to CCorp or Holdings, to

          CIBA-GEIGY CORPORATION
          444 Saw Mill River Road
          Ardsley, NY 10502
          Attention: Mr. Stan Sherman
          Facsimile: (914) 479-2844

          with a copy to:

          Attention:     John J. McGraw, Esq.
          Facsimile:     (914) 479-2111


          SECTION 7.03. DEFINITIONS. For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "Ancillary Agreements" means the Governance Agreement dated as of the date hereof (the "Governance Agreement") among the parties hereto, the Market Price Option Agreement dated as of the date hereof among the parties hereto, the Subscription Agreement dated as of the date hereof, the Registration Rights Agreement dated as of the date hereof between Holdings and the Company and the Cooperation and Collaboration Agreement dated as of the date hereof between Ciba and the Company.

          "material adverse change" or "material adverse effect" means, when used in connection with the Company, Ciba or Diagnostics, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and each of its subsidiaries, Ciba and its subsidiaries, or Diagnostics and its subsidiaries, as applicable.

          "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 7.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". For purposes of this Agreement, the knowledge of any party shall mean the knowledge of such party and its subsidiaries after due inquiry.

          SECTION 7.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 7.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Ancillary Agreements and (b) are not intended to confer upon any person other than the parties and their permitted successors and assigns any rights or remedies.

          SECTION 7.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 7.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part (including by operation of law in connection with a merger, or sale of substantially all the assets, of the Company, Ciba, CCorp or Holdings or otherwise), by any of the parties without the prior written consent of the other parties, except that each of Ciba, CCorp and Holdings may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Ciba and, in the case of CCorp and Holdings, to Ciba, but no such assignment shall relieve either of Ciba, CCorp or Holdings of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 7.08 shall be void.

          SECTION 7.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Ancillary Agreements and to enforce specifically the terms and provisions of this Agreement and the Ancillary Agreements in any Federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement, any of the Ancillary Agreements, or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements in any court other than a Federal or state court sitting in the State of Delaware.

          IN WITNESS WHEREOF, Ciba, CCorp, Holdings and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        CIBA-GEIGY LIMITED,

                                          by /s/ Alex Krauer
                                           -----------------------------
                                           Name:
                                           Title:

                                            /s/ John Cheesmond
                                           -----------------------------
                                           Name:
                                           Title:


                                        CIBA-GEIGY CORPORATION,

                                          by /s/ McGraw
                                           -----------------------------
                                           Name:
                                           Title:


                                        CIBA BIOTECH PARTNERSHIP, INC.,

                                          by /s/ McGraw
                                           -----------------------------
                                           Name:
                                           Title:


                                        CHIRON CORPORATION,

                                          by /s/ William J. Rutter
                                           -----------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A



                               CONDITIONS OF THE OFFER


          Notwithstanding any other term of the Offer or this Agreement, Holdings shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Holdings' obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the offer 11,860,467 shares of Common Stock (the "Minimum Tender Condition");
(ii) any waiting period under the HSR Act and any foreign competition and antitrust statutes and regulations applicable to the purchase of shares of Common Stock pursuant to the Offer and to the sale and purchase of the Ciba Biocine Business and the Diagnostics Shares and the related issuance of New Shares shall have expired or been terminated (the "HSR Condition"); (iii) the transactions contemplated by this Agreement shall have been jointly notified by the parties hereto to the appropriate Governmental Entity in accordance with the Exon-Florio Amendment and (A) an investigation shall not have been commenced within 30 days of such notification or (B) if an investigation shall have been so commenced, an announcement on the part of the President of the United States to take remedial action pursuant to the Exon-Florio Amendment with respect thereto shall have been made within 60 days after such commencement; (iv) the conditions to the obligations of Ciba, C Corp, Holdings and the Company to consummate the transactions contemplated to occur at the Diagnostics Closing (other than the conditions relating to the acceptance for payment of shares of Common Stock pursuant to the Offer) shall have been satisfied or waived; and (v) the Company shall have executed and delivered each Ancillary Agreement and each Ancillary Agreement shall be in full force and effect. Furthermore, notwithstanding any other term of the Offer or this Agreement, Holdings shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this

Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding, which has a reasonable likelihood of success, or there shall be pending by any other person any suit, action or proceeding, which has a substantial likelihood of success, (i) challenging the acquisition by Ciba or Holdings of any shares of Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Share Issuances as contemplated by this Agreement of the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Ciba, CCorp or Holdings any damages that are material in relation to the Company and its subsidiaries taken as whole,
     (ii) seeking to prohibit or limit the ownership or operation by the Company, Ciba or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Ciba and its subsidiaries, taken as a whole, or to compel the Company, Ciba or CCorp to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole or Ciba and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) seeking to impose limitations on the ability of Ciba, CCorp or Holdings to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment pursuant to the Offer or any New Shares including, without limitation, the right to vote such Common Stock and New Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Ciba or any of its subsidiaries from exercising any of their respective material rights under this Agreement or any Ancillary Agreement;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Share Issuances, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Share Issuances of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change in the Company;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any extraordinary change in the financial markets in the United States or Switzerland, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Switzerland, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war directly involving the armed forces of the United States (other than in Haiti or the Middle East), or (vi) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof;

          (e) (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Ciba or Holdings its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or the Ancillary Agreements, or approved or recommended any takeover proposal or approved the solicitation of additional takeover proposals, (ii) the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b) of this Agreement, (iii) six business days shall have elapsed following Ciba's receipt of a Notice of Superior Proposal from the Company without the Board of Directors of the Company having reaffirmed its recommendation of the Offer and the Share Issuances, as the terms thereof may be modified or improved by Ciba in accordance with the terms of this Agreement or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions referred to in (i) or (ii) above;

          (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the Expiration Date as though made on and as of the Expiration Date (or any other date as of which such representations and warranties expressly speak), and Ciba shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company;

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

          (h) this Agreement shall have terminated in accordance with its terms;

which, in the reasonable good faith judgment of Ciba or Holdings, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Ciba or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Ciba and Holdings and may be asserted by Ciba or Holdings regardless of the circumstances giving rise to such condition or may be waived by Ciba or Holdings in whole or in part at any time and form time to time in their sole discretion. The failure by Ciba, Holdings or any other affiliate of Ciba at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                      EXHIBIT B

                           RESEARCH AND DEVELOPMENT SUPPORT

                                      TERM SHEET


The material terms of the Research and Development Support Agreement shall be as follows:

PRESENTATION OF PROPOSED R&D PROGRAMS.

During the period commencing on January 1, 1995 (the "Effective Date") and ending on December 31, 1999 (such period, the "Funding Period"), Chiron shall be entitled to present from time to time proposals for research and development programs ("Proposed R&D Programs") that Chiron shall desire CGL to fund or partially fund. Such Proposed R&D Programs shall include funding of vaccine programs that previously had been funded through The Biocine Company and taken together shall constitute the research and development program (the "R&D Venture") of the parties under the Research and Development Support Agreement. No limitation shall be placed upon the number of Proposed R&D Programs that may be presented by Chiron to CGL during the Funding Period and included in the R&D Venture.

FUNDING OBLIGATION.

Subject to the limitations set forth below, CGL shall fund its share of all Development Costs of the R&D Venture, which shall be 100%, or such lesser amount as the parties may agree, of the projects included in the R&D Venture (but not in excess of the maximum funding provided for hereunder). "Development Costs" for any Proposed R&D Program, shall mean the fully burdened, fairly allocated internal costs of Chiron, on a consolidated basis, including reasonable and customary allocations of indirect and overhead expense and charges in the nature of depreciation and amortization of capitalized cost, and out-of-pocket expenses, to the extent any of the foregoing were or are to be incurred in connection with activities performed pursuant to a Proposed R&D Program.

FUNDING OBLIGATION LIMITATIONS.

The obligation of CGL to fund the R&D Venture shall be subject to the following limitations:

               (a) In no event shall CGL be obligated to provide to Chiron in any calendar year during the Funding Period funding for the R&D Venture in an amount in excess of U.S. $75,000,000 in 1995 and for calendar years thereafter, in equal annual portions of the remaining unexpended aggregate amount under (b) below;
and

               (b) In no event shall the Aggregate Amount of Funding (as hereinafter defined) provided by CGL to Chiron for the R&D Venture at any time during the Funding Period exceed U.S. $250,000,000; provided, however, that such amount may be increased, at Chiron's request, to $300,000,000 in consideration of a reduction in the amount of the committed debt facility under the Investment Agreement at the rate of $1.00 of increased research and development funding for each $1.50 reduction of the debt facility.

"Aggregate Amount of Funding" shall mean, at any time, the aggregate amount of funding provided to Chiron by CGL reduced by the aggregate amount of any payments to or profits paid or earned by CGL in connection with any product(s) developed in any Proposed R&D Program.

PAYMENT OF FUNDING OBLIGATION.

Based upon the Annual Budgets prepared by Chiron (which budgets shall be subject to periodic review and adjustment by Chiron in consultation with CGL) for the R&D Venture, CGL shall make monthly payments, payable in U.S. dollars, on the first day of each month for its portion of all Development Costs estimated to be incurred by Chiron for the ensuing month. Within 30 days after the end of each calendar quarter, Chiron shall prepare and deliver to CGL a summary of the actual Development Costs incurred by Chiron during the preceding calendar quarter and a reconciliation with the estimated monthly payments by CGL during the calendar quarter. Overpayments of Development Costs shall be applied by CGL against subsequent monthly payments of estimated Development Costs due to Chiron. CGL shall make an appropriate payment to Chiron of underpayments within 30 days of receipt of Chiron's summary of costs.

ACTIVITIES OF CHIRON.

Chiron agrees to spend the sums made available to it by CGL and its portion of Development Costs to conduct the R&D Venture.

INVENTIONS.

Chiron will own any new inventions developed solely by it or its employees, agents or assignors in connection with the R&D Venture.


                                          2.

MARKET OPPORTUNITIES.

In consideration of the funding provided by CGL for the R&D Venture and subject to Chiron's buy-out right described below, Chiron shall offer CGL the opportunity to share in the market opportunities with respect to the product(s) resulting from the R&D Venture. The definitive Research and Development Support Agreement shall set forth various structures that Chiron may offer CGL. The parties agree that the final terms selected for the R&D Venture shall be structured to assure that Chiron will be entitled to recognize the funding payments made by CGL as revenue in Chiron's profit and loss statement consistent with U.S. generally accepted accounting principles. The structures that Chiron may propose include:

               (a) SHARING OF PRE-TAX PROFITS. Chiron may offer CGL the right to receive a stated percentage of pre-tax profits and losses from the sale of all product(s) developed, manufactured and marketed by Chiron pursuant to the R&D Venture in return for an upfront cash payment to Chiron in an amount to be mutually agreed between the parties at the commencement of funding by CGL of the program (such stated percentage, the "Base Percentage"). Funding payments made by CGL to Chiron with respect to the R&D Venture would increase the Base Percentage at a rate mutually agreed to by the parties. The Base Percentage and rate of increase of such percentage will be intended to represent a commercially reasonable allocation of the profits based on each party's contribution to the R&D Venture. Profits would be calculated by deducting from net sales the fully burdened cost of manufacturing (including depreciation, amortization and a fair allocation for idle plant), royalties to third parties and/or one of the parties, marketing, distribution and promotion costs.

               (b) GRANT OF ROYALTY INTEREST. Chiron may grant to CGL the right to receive a royalty on net sales of product(s) developed and sold by Chiron pursuant to the R&D Venture. The royalty rate shall be as mutually agreed to by the parties and shall represent a commercially reasonable rate.

               (c) GRANT OF MARKETING RIGHTS. Chiron may grant to CGL the right to participate in the marketing and/or selling of product(s) in selected markets. In such event, Chiron and CGL would agree upon a supply arrangement under which Chiron would manufacture products for sale through CGL under commercially reasonable terms.

BUYOUT RIGHT.

Chiron shall have the right with respect to the R&D Venture to repurchase all of the rights granted to CGL upon tender by Chiron to CGL of payment in the amount of the Buyout Amount (as hereinafter defined) in effect at the time of such payment for the R&D


                                          3.

Venture; provided that such right shall expire if such tender is not made prior to January 1, 2002. The "Buyout Amount" shall equal an amount equal to (i) the sum of all funding payments made by CGL to Chiron prior to such time for the R&D Venture, PLUS (ii) a reasonable return on such payments which shall be agreed to by the parties upon commencement of the R&D Venture and which shall represent the time value of money, LESS (iii) the aggregate amount of all payments or profits received by CGL in connection with the R&D Venture, LESS (iv) a reasonable return on such payments which shall represent the time value of money.

Chiron shall be entitled to make the payment of the Buyout Amount in the form of cash or Common Stock, or a combination of the two. If Chiron shall elect to employ Common Stock for purposes of making such payment, such Common Stock shall be valued at its Fair Market Value as of the date immediately preceding the date on which such payment shall be made.

NEGOTIATION OF THE DEFINITIVE RESEARCH AND DEVELOPMENT AGREEMENT.

The obligations of each party are subject to the negotiation and execution of a definitive agreement, which shall be mutually satisfactory to each of the parties.


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